Exhibit 10.A

AGREEMENT AND PLAN OF MERGER

Dated January 6, 1997

By and Among

DYNAMET INCORPORATED,

THE SHAREHOLDERS OF DYNAMET INCORPORATED

and

CARPENTER TECHNOLOGY CORPORATION

(i)

(ii)

(iii)

EXHIBITS

Designation	Description	Section Where First Reference
A	Plan of Merger	Preamble
B	Forms of Consulting and Non-Competition Agreements	1.2(b)(iii)
C	Form of Opinion of Counsel for DI	6.1(c)
D	Opinion of Counsel for CTC	6.2(c)
E	Form of Option Agreement	9.3

(iv)

SCHEDULES

Designation	Description	Section Where First Reference

2.01	Jurisdiction Where Qualified	2.1

2.02	Capital Stock	2.2

2.03	Affiliated Company	2.3

2.05	Violation of Laws or Agreements	2.5

2.06	Financial Disclosure	2.6

2.07	Disclosed Liabilities	2.7

2.08	Changes Since Balance Sheet Date	2.8

2.09	Taxes	2.9

2.10	Inventories	2.10

2.11	Accounts Receivable	2.11

2.12	Pending Litigation or Proceedings	2.12

2.13	Contracts, Leases and Other Commitments	2.13

2.14	Permits & Registrations	2.14

2.15	Necessary Consents and Approvals	2.15

2.16	Liens	2.16

2.17	Real Estate Interests	2.17

2.18	Permitted Related Party Transactions	2.18

(v)

Designation	Description	Section Where First Reference

2.20	Compensation Arrangements and Bank Accounts	2.8	(n)

2.21	Labor Relations	2.21

2.22	Insurance Policies	2.22

2.23	Patents and Intellectual Property Rights	2.23

2.24	ERISA Disclosures	2.8	(f)

2.25	Environmental Matters	2.25

4.01	Property Distribution	4.1	(c)(vi)

5.07	Employment Agreements and Programs	5.7

9.03	FPD Assets and Liabilities	9.3

(vi)

INDEX OF DEFINED TERMS

The following terms used herein are defined in the Sections indicated:

Term	Section in Which Defined
DI	Preamble
DI Shareholders	Preamble
Warranting Shareholders	Preamble
CTC	Preamble
Merger	Preamble
Merger Sub	Preamble
Plan of Merger	Preamble
DI Stock	1.1(b)
CTC Stock	1.1(b)
CTC Market Price	1.1(b)
Closing	1.2(a)
Closing Date	1.2(a)
Time of Closing	1.2(a)
Effective Time	1.2(a)
State Merger Filings	1.2(b)(i)
Exchange Agent	1.2(b)(ii)
Disclosure Statement	2.1
Material Adverse Effect	2.5
Financial Statements	2.6
GAAP	2.6
Balance Sheet	2.6
Balance Sheet Date	2.6
Ordinary Course of Business	2.7
Related Party	2.8(n)
Taxes	2.9(a)
Tax	2.9(a)
Code	2.9(d)
Proceedings	2.12
Permits and Licenses	2.14
H-S-R Act	2.15
Real Properties	2.17
Permitted Related Party Transactions	2.18
ERISA	2.24(a)
Benefit Plans	2.24(a)
Affiliate	2.24(i)
Former Affiliate	2.24(i)
Environmental Laws	2.25(a)
Environmental Permits	2.25(a)

(vii)

Term	Section in Which Defined
Management	2.25(c)
Managed	2.25(c)
Hazardous Substances	2.25(c)
PCBs	2.25(f)
ACM	2.25(f)
CERCLA	2.25(g)
CERCLIS	2.25(g)
Released	2.25(h)
NYSE	3.3
CTC MAE	3.5
Most Recent 10-Ks	3.6
SEC	3.6
1934 Act	3.6
CTC Financial Statements	3.6
Permitted Distributions	4.1(c)(vi)
Aggregate AAA Value	4.1(c)(vi)
FTC	4.5
AT Division	4.5
NYSE Application	5.4
Environmental Auditors	5.6
Environmental Report	5.6
Merger Shares	7.1(a)(i)
1933 Act	7.1(a)(i)
Rule 144	7.1(a)(i)
Limited 144 Resale Period	7.1(a)(ii)
Response Period	7.1(a)(iii)
Repurchase Right	7.1(a)(iii)
Offered Merger Shares	7.1(a)(iii)
Unrestricted Permitted Transferee	7.1(e)(i)
Permitted Transferee	7.1(e)(ii)
Affiliate	7.1(e)(iii)
Disposition	7.1(e)(iii)
Standstill Term	7.1(f)(i)
CTC Change of Control Event	7.1(f)(ii)
CTC Voting Securities	7.1(f)(iii)
Voting Power	7.1(f)(iii)
Participating Sellers	7.2(c)
DI Designee	7.3(a)
Damages	8.2(a)
Indemnitee	8.4
Indemnitor	8.4
FPD Assets	9.3
Stelkast Preferred Stock	9.3
Agent for Delivery	9.12(a)

(viii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated January 6, 1997 by and among DYNAMET INCORPORATED, a Pennsylvania corporation (“DI”), PETER C. ROSSIN, PETER N. STEPHANS, ADA E. ROSSIN, and JOAN R. STEPHANS, individually and as trustees, holders of all of the issued and outstanding shares of capital stock of DI (collectively, the “DI Shareholders,” with Messrs. Rossin and Stephans being hereinafter sometimes referred to as the “Warranting Shareholders”) and CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation (“CTC”).

The parties hereto desire to provide for the merger (the “Merger”) of DI with and into a newly-formed corporation to be organized as a wholly-owned subsidiary of CTC (“Merger Sub”) pursuant to the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”) and further to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, all for the purpose of effecting a reorganization under the provisions of sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended.

INTENDING TO BE LEGALLY BOUND, the parties agree as follows:

ARTICLE I

THE TRANSACTION

1. 1.    Merger.

(a)    Effective Date.    At the time of Closing (as hereinafter defined) hereunder, DI will be merged into Merger Sub pursuant to the terms of the Plan of Merger.

(b)    Conversion of DI Capital Stock.    As a result of the Merger, each share of Common Stock, par value $5 per share, of DI (“DI Stock”) outstanding at the time of Closing hereunder will be converted into (i) the right to receive $166.0581 in cash and (ii) 9.0704 shares of Common Stock, par value $5 per share, of CTC (“CTC Stock”); provided, however, that in the event that the average of the closing sale prices of CTC Stock as reported on the New York Stock Exchange Composite Tape for the most recent 15 days on which trading in CTC Stock has occurred ending on the day immediately preceding the Closing Date (as hereinafter defined) (the “CTC Market Price”), is greater than $40 or less than $28, DI and CTC shall each have the right to terminate this Agreement pursuant to Section 6.3(a)(iv) hereof.

(c)    Fractional Shares.    No fractional shares of CTC Stock will be issued as a result of the Merger; fractional interests will be provided for in accordance with the terms of the Plan of Merger.

1.2.    Closing.

(a)    Time and Place.    The closing under this Agreement (the “Closing”) will take place at 10:00 a.m., local time, on the later to occur of February 28, 1997 or the third business day after all consents and authorizations referred to in Sections 6.1(e) and 6.2(e) have been obtained and the parties have otherwise determined that all conditions to Closing contemplated by Article VI hereof riot theretofore waived have been or can be satisfied, at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, Pennsylvania, or at such other time, date or place as the parties may mutually agree. The date on which and the time of day at which Closing occurs are sometimes respectively referred to herein as the “Closing Date” and the “time of Closing.” The Closing will be deemed to be effective as of the close of business on the Closing Date, such time being sometimes referred to herein as the “Effective Time.”

(b)    Deliveries and Proceedings at the Closing.    At the time of Closing:

(i)    Filing of Articles and Certificate of Merger.    Articles of merger and a certificate of merger (collectively, the “State Merger Filings”), having been duly executed and delivered by the parties thereto, shall be filed with the Department of State of the Commonwealth of Pennsylvania and the Office of the Secretary of State of the State of Delaware, respectively, thereby effecting the Merger.

(ii)    Exchange of Stock Certificates and Cash.    Upon receipt of notice of the effectiveness of the Merger, Peter C. Rossin, as Agent for Delivery (as hereinafter defined) for those holders of DI Stock who have duly appointed him as such, will surrender to CTC or to the Exchange Agent designated pursuant to Paragraph 4(a) of the Plan of Merger (the “Exchange Agent”), if so designated, certificates representing all the shares of DI Stock of which each such holder is then the registered owner, in exchange for which CTC or the Exchange Agent will deliver to the Agent for Delivery a stock certificate for the number of shares of CTC Stock to which such holder is entitled by the terms of this Agreement and the Plan of Merger, with each such stock certificate to be registered in the name of the appropriate holder and to bear the legend referred to in Section 7. 1 (b) hereof and shall wire transfer the amount of the cash payment for such holder in immediately available funds to an account designated by such holder no later than two days prior to the Closing Date.

(iii)    Execution of Consulting and Non-Competition Agreements.    Consulting and Non-Competition Agreements in substantially the forms attached hereto as Exhibits B-1 and B-2 will be executed and delivered by CTC, DI and Messrs. Rossin and Stephans, respectively.

(iv)    Other Deliveries.    The Closing certificates, opinions of counsel and other documents required to be delivered pursuant to this Agreement will be exchanged.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF DI AND DI SHAREHOLDERS

Each DI Shareholder hereby individually and severally and not jointly represents to CTC that such DI Shareholder has full legal right, power and authority to execute and deliver this Agreement and perform such DI Shareholder’s obligations hereunder, without need for any consent, approval, authorization or order of any court or governmental agency or body.

Each of DI and the Warranting Shareholders hereby individually and severally and not jointly represents and warrants to CTC as follows:

2.1.    Organization, Qualification, Authority and Good Standing.    DI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted, to enter into this Agreement and the Plan of Merger, and to perform its obligations hereunder and thereunder. DI is duly qualified and in good standing as a foreign corporation, duly authorized to do business, in those jurisdictions referred to in Schedule 2.01 of the Disclosure Statement delivered by DI to CTC in connection with this Agreement (the “Disclosure Statement”), except where the failure to be so qualified, in good standing and duly authorized is not likely to have a Material Adverse Effect (as hereinafter defined). The copies of DI’s articles of incorporation and bylaws, as amended to date, which have been delivered to CTC are correct and complete and such instruments are in full force and effect on the date hereof.

2.2.    Capitalization.    Schedule 2.02 of the Disclosure Statement sets forth the authorized and outstanding capital stock of DI. All of such outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon DI and were issued in compliance with all applicable federal and state securities or “blue sky” laws and regulations. There are no outstanding or unexercised options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of DI to which DI is a party or of which DI has knowledge and there are no securities convertible into or exchangeable for any of DI’s capital stock issued by DI.

2.3.    Subsidiaries and Affiliates.    DI does not directly or indirectly control any other corporation or business organization with the exception of those listed on Section 2.03 of the Disclosure Statement, which are not material to the core business of DI.

2.4.    Authorization and Enforceability.    The execution, delivery and performance of this Agreement by DI have been duly authorized by the Board of Directors of DI and have been duly approved by all necessary action on the part of the holders of DI Stock. This Agreement has been and the Plan of Merger will be duly executed and delivered by DI and each of them constitutes or will constitute, when so executed and delivered, the legal, valid and binding obligation of DI, enforceable in accordance with its terms except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance or injunctive relief, and (iii) general principles of equity (regardless whether such remedies are sought in a proceeding in equity or at law).

2.5.    No Violation of Laws or Agreements.    Except as disclosed on Schedule 2.05 of the Disclosure Statement, the execution and delivery of this Agreement by DI do not, and its consummation of the transactions contemplated hereby and its compliance with the terms, conditions and provisions of this Agreement will not, (a) contravene any provision of the articles of incorporation or bylaws of DI; (b) conflict with or result in a breach of or constitute a default (or an event which would with the passage of time or the giving of notice or both constitute a default) under any of the terms, conditions or provisions of any material indenture, mortgage, loan or credit agreement or other agreement or instrument to which DI is a party or by which it or any of its assets may be bound, or any judgment or order to which DI is subject of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, any of which contraventions, conflicts, breaches or defaults, individually or in the aggregate, is likely to have a material adverse effect on the financial condition of DI or the results of its operations (a “Material Adverse Effect”); (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the assets of DI or give to others any interest or right therein which is likely to have a Material Adverse Effect; (d) result in the maturation or acceleration of any liability of DI with a value in excess of $500,000 (or give others the right to cause such a maturation or acceleration) which is likely to have a Material Adverse Effect; or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any material agreement or contract to which DI is a party or by which it may be bound which is likely to have a Material Adverse Effect.

2.6.    Financial Statements.    The books of account and related records of DI fairly and accurately reflect in reasonable detail its assets, liabilities and transactions. DI has delivered to CTC the following financial statements of DI (the “Financial Statements”):

(a)    Audited balance sheets as at December 31, 1995 and 1994, and related statements of income, shareholders’ equity and cash flows for the years then ended, audited by Price Waterhouse LLP; and

(b)    Unaudited balance sheet as at November 30, 1996 and related statements of income, shareholders’ equity and cash flows for the eleven months then ended.

The Financial Statements (i) have been prepared in accordance with the books and records of DI and (ii) except as disclosed on Schedule 2.06 of the Disclosure Statement, present fairly in all material respects the financial condition of DI as at the respective dates and the results of operations, shareholders’ equity and cash flows for the periods covered thereby, in accordance with generally accepted accounting principles (“GAAP”) consistently applied. All references in this Agreement to the “Balance Sheet” shall mean the balance sheet of DI as at December 31, 1995 included in the Financial Statements, and all references to the “Balance Sheet Date” shall mean December 31, 1995.

2.7.    Undisclosed Liabilities.    As of the date hereof, DI has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise (including liabilities for or in respect of federal, state, local or foreign taxes or any interest or penalties relating thereto) that would be required to be disclosed on a balance sheet and related notes thereto prepared in accordance with GAAP, except liabilities (a) reflected on the Balance Sheet and related notes thereto, (b) incurred in the Ordinary Course of Business (as hereinafter defined) since the Balance Sheet Date and appropriately reflected on DI’s books of account, or (c) as disclosed on Schedule 2.07 of the Disclosure Statement. For purposes of this Agreement, “Ordinary Course of Business” shall mean with respect to any transaction, series of transactions or activities undertaken by DI that such transactions or activities are consistent in amount or volume, timing and purposes with similar transactions or activities undertaken by DI in the 24-month period ended on the Balance Sheet Date.

2.8.    No Changes.    Except as contemplated by this Agreement or as disclosed on Schedule 2.08 of the Disclosure Statement, from the Balance Sheet Date to the date hereof, DI has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence, except as disclosed on such Schedule 2.08, between the Balance Sheet Date and the date of this Agreement there has not been:

(a)    Any change in the financial condition, assets, liabilities, net worth or business of DI except changes in the Ordinary Course of Business, which, individually or in the aggregate, has had or is likely to have a Material Adverse Effect;

(b)    Any damage, destruction or loss, whether or not covered by insurance, which has had or is likely to have a Material Adverse Effect;

(c)    Any entering into a material mortgage or pledge of, or any granting of a material security interest in, any of DI’s tangible or intangible assets except in the Ordinary Course of Business;

(d)    Any strike, walkout, labor trouble or any similar event, development or condition which has had a Material Adverse Effect;

(e)    Any declaration, setting aside or payment of a dividend or other distribution in respect of any capital stock of DI, or any direct or indirect redemption, purchase or other acquisition by DI of any such stock or any rights or options to purchase such stock or securities convertible into or exchangeable for such stock;

(f)    Any material increase in the salaries or other compensation payable or to become payable to, or any material advance (excluding advances in the Ordinary Course of Business) or loan to, any officer or director of DI (except normal merit increases made in the Ordinary Course of Business), or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the plans described on Schedule 2.24 of the Disclosure Statement, or any other payment of any kind to (or on behalf of) any such officer or director other than payment of base compensation and reimbursement for reasonable business expenses in the Ordinary Course of Business or as disclosed on Schedule 2.08 of the Disclosure Statement;

(g)    Any making or authorization of any single capital expenditure by DI in excess of $250,000;

(h)    Any cancellation or waiver of any right material to the operation of the business of DI or any cancellation (other than upon satisfaction) or any waiver of any material debts or claims or any cancellation or waiver of any debts or claims against any Related Party (as such term is hereinafter defined), except in the Ordinary Course of Business;

(i)    Any sale, transfer or other disposition of any material assets of DI, except in the Ordinary Course of Business;

(j)    Any payment, discharge or satisfaction of any material liability or obligation (whether accrued, absolute, contingent or otherwise) by DI, other than the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business;

(k)    Any change or, to the knowledge of DI or either of the Warranting Shareholders, threat of any change in any of the relations of DI with its significant suppliers, clients or customers other than in the Ordinary Course of Business;

(1)    Any material write-off as uncollectible of any notes or accounts receivable of DI or material write-downs of the value of any assets or inventory by DI other than in the Ordinary Course of Business;

(m)    Any change by DI in any method of accounting or keeping its books of account or accounting practices or policies or method of application thereof, including but not limited to changes in estimates or valuation methods;

(n)    Any material payment, loan or advance to, or sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or the entering into of any agreement, arrangement or transaction with, any Related Party, except for (i) advisory fees disclosed on Schedule 2.08 of the Disclosure Statement and (ii) compensation to the officers and employees of DI at rates not exceeding the rates of compensation disclosed on Schedule 2.20 of the Disclosure Statement or expense or other advances to such persons made in the Ordinary Course of Business (as used herein, a “Related Party” means any of the officers, directors or shareholders of DI, any affiliate, associate or relative of DI or of any shareholder of DI, or any of their respective officers or directors, or any business or entity in which any shareholder of DI or any affiliate, associate or relative of any such person or of DI has any direct or indirect interest); or

(o)    Any disposition of, or failure to keep in effect any rights in, to or for the use of, any patent, trademark, service mark, trade name or copyright, other than in the Ordinary Course of Business, except for any such disposition or failure that is likely to have a Material Adverse Effect.

2.9.    Taxes.

(a)    DI has (i) timely filed all federal, state and local or foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns or extensions in respect thereof (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively referred to as “Taxes” and individually referred to as a “Tax”) and (ii) paid all Taxes which are shown to have become due pursuant to such returns or extensions and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received, other than any such Taxes which DI is disputing in good faith proceedings. All such returns are correct and complete in all material respects, have been prepared in accordance with all applicable laws and requirements and accurately reflect in all material respects the taxable income (or other measure of Tax) of the party filing the same. The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes for all periods ending on or before the Balance Sheet Date and nothing has occurred subsequently to make any of such accruals inadequate. All Taxes for periods beginning after the Balance Sheet Date and ending on the date hereof have been paid or are adequately reserved against on the books of DI.

(b)    DI has filed all information returns or reports, including 1099 forms, which are required to be filed and has accurately reported all information required to be included on such returns or reports. True copies of federal and state income tax returns of DI for each of the years ended December 31, 1994 and 1995 will be delivered to CTC within twenty (20) days of the signing of this Agreement. Except as disclosed on Schedule 2.09 of the Disclosure Statement, there are no proposed assessments of Tax against DI, or proposed adjustments with respect to any tax returns filed by DI, or proposed adjustments to the manner in which any Tax of DI is determined pending. Except as disclosed on such Schedule 2.09, each Tax return of DI has been audited by the relevant authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for or reserved against in the Financial Statements), or the statute of limitations with respect to such Tax return has expired, and no Tax return is under examination by any taxing authority, and no notification of intention to examine has been received from any taxing authority. No claim has been made by any taxing authority in a jurisdiction where DI does not file tax returns that DI is or may be subject to taxation by that jurisdiction.

(c)    There is no agreement or arrangement with any person or entity pursuant to which DI would have any obligation with respect to Taxes of another person following the Closing.

(d)    Except as disclosed on Schedule 2.09 of the Disclosure Statement, DI has never (i) filed any consent agreement under section 341(f) of the Internal Revenue Code of 1986 or any predecessor or successor statute (the “Code”), (H) executed or had executed by a parent company a waiver or consent extending any statute of limitation for the assessment or collection of any Tax which waiver or consent remains in effect, (iii) joined in or been required to join in filing a consolidated federal income tax return or consolidated or combined state income tax return, (iv) applied for a tax ruling, (v) entered into a closing agreement with any taxing authority, or (vi) filed or been the subject of an election under section 338(g) or section 338(h)(10) of the Code or caused or been the subject of a deemed election under section 338(e) thereof. DI timely and properly filed an election to be taxed as an “S corporation” within the meaning of section 1361 of the Code for federal income tax purposes effective for the taxable year beginning January 1, 1993 and has continued to be taxed as an “S corporation” at all times thereafter. DI timely and properly elected or otherwise qualified under the income tax laws of the states of Pennsylvania and Florida to be taxed as an “S corporation” (or analogous provisions) effective for the taxable year beginning January 1, 1993 and has continued to be taxed as an “S corporation” (or analogous provisions) at all times thereafter in such jurisdictions.

2.10.    Inventories.    Except for the inventory relating to the Forged Products Division, all of the inventories of DI reflected on the Balance Sheet are valued on a last in, first out (LIFO) basis. Except as disclosed on Schedule 2. 10 of the Disclosure Statement, all of the finished goods inventories of DI reflected on the Balance Sheet and all such inventories acquired since the Balance Sheet Date consist of items of a quality and quantity generally useable and merchantable in the Ordinary Course of Business, and all of the raw materials and work in process inventory of DI reflected in the Balance Sheet and all such inventories acquired since the Balance Sheet Date are reasonably expected to be consumed in the Ordinary Course of Business (taking into account any reserves accrued by the Company). Except as set forth on such Schedule 2. 10, no material portion of the finished goods inventory of DI is consigned to any third party or is located anywhere other than on the Real Properties (as hereinafter defined) or in transit.

2.11.    Accounts Receivable.    All of the trade accounts and notes receivable of DI reflected on the Balance Sheet as well as those arising after the Balance Sheet Date represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona fide business transactions), have arisen in the Ordinary Course of Business, are not subject to any counterclaims or offsets (except to the extent adequately reserved) and have been billed and are generally due within 30 days (90 days in the case of foreign customers) after such billing. Except as set forth on Schedule 2.11 of the Disclosure Statement, to the knowledge of DI and each of the Warranting Shareholders, all such receivables were at the Balance Sheet Date and are presently fully collectible in the Ordinary Course of Business except to the extent reserved on the Balance Sheet or since the Balance Sheet Date on DI’s books of account.

2.12.    No Pending Litigation or Proceedings.    Except as set forth on Schedule 2.12 of the Disclosure Statement, there are no actions, suits, investigations or proceedings pending or, to the knowledge of DI or either of the Warranting Shareholders, threatened against DI, any of its directors or officers, or any of its assets (including with respect to claims involving alleged defects in products sold to consumers) or affecting its ability to consummate the transactions contemplated by this Agreement, at law or in equity, by or before any court, arbitrator, governmental department, agency or instrumentality (collectively, “Proceedings”), other than those which are not likely to have a Material Adverse Effect. There are presently no outstanding judgments, decrees or orders of any court, arbitrator or any governmental or administrative agency against DI or any of its assets.

2.13.    Contracts; Compliance.    Except as listed on Schedule 2.13 of the Disclosure Statement or as reflected on the Balance Sheet, DI is not a party to or bound by any written agreement or contract of the following types:

(a)    mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money or the extension of credit involving more than $250,000, individually;

(b)    employment and consulting agreements;

(c)    union or other collective bargaining agreements;

(d)    guaranty, surety and accommodation agreements;

(e)    sales agency, manufacturer’s representative and distributorship agreements;

(f)    licenses of patent, trademark and other intellectual property rights;

(g)    agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier or related suppliers for an amount in excess of $250,000;

(h)    agreements, orders or commitments for the sale of products or services in excess of $250,000 to a single customer or purchaser;

(i)    contracts or options relating to the sale by DI of any material asset, other than sales of inventory in the Ordinary Course of Business;

(j)    agreements or commitments for capital expenditures in excess of $250,000 for any single project;

(k)    joint venture agreements;

(1)    agreements, arrangements or understandings with any Related Party;

(m)    lease agreements under which it is either lessor or lessee;

(n)    non-competition and non-disclosure or secrecy agreements;

(o)    agreements, contracts or commitments for any charitable, educational or political contribution; and

(p)    other agreements, contracts and commitments which involve payments or receipts of more than $500,000 in any single year and which were entered into other than in the Ordinary Course of Business.

All such agreements and contracts are in full force and effect; DI has complied in all material respects with all provisions thereof; DI is not in material default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a material default by DI under any provision thereof.

2.14.    Compliance with Laws.    Schedule 2.14 of the Disclosure Statement sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises,

authorizations and other approvals from all federal, state, local and foreign governmental and regulatory bodies held by DI, other than Environmental Permits (as hereinafter defined) which are separately addressed in Sections 2.25 and 4.7, (collectively, “Permits and Licenses”). All Permits and Licenses are in fall force and effect and DI is in substantial compliance with the terms and conditions thereof except where the failure to be in compliance is not likely to have a Material Adverse Effect. DI holds and is in substantial compliance with all Permits and Licenses required under all laws, rules and regulations applicable to DI except where the failure to so hold or be in compliance is not likely to have a Material Adverse Effect. Except as disclosed on such Schedule 2.14, DI has substantially complied with and is in substantial compliance with all applicable federal, state and local laws, rules, regulations and orders (including those relating to occupational safety and health and equal employment practices and excluding all laws referred to in Section 2.17 and all Environmental Laws (as hereinafter defined)) presently in effect and those no longer in effect if the applicable statute of limitations for violations has not yet lapsed except where the failure to be in compliance is not likely to have a Material Adverse Effect. Except as disclosed on Schedule 2.14 of the Disclosure Statement, no notice, citation, summons, order or request for information has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of DI or either of the Warranting Shareholders, threatened by any governmental, administrative or other entity with respect to any (a) alleged violation by DI of any law, rule, regulation or order of any governmental, administrative or other entity or (b) alleged failure by DI to have any Permit or License required in connection with its business.

2.15.    Consents.    Except as (a) required by the HartScott-Rodino Antitrust Improvements Act of 1976, as amended (“H-S-R Act”), (b) contemplated by Section 1.2(b)(i) hereof, and (c) disclosed on Schedule 2.15 of the Disclosure Statement, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by DI in connection with the execution and delivery of this Agreement and the Plan of Merger by DI or the consummation by DI of the Merger or the other transactions contemplated hereby except for any consents, approvals, authorizations or registrations the failure to obtain which and any filings the failure to make which are not likely to have a Material Adverse Effect.

2.16.    Title.    DI has good insurable and valid title (fee or leasehold) to all of its, properties and assets, including the properties and assets reflected on the Balance Sheet (except those disposed of in the Ordinary Course of Business since the Balance Sheet Date), and none of such properties or assets is subject to any material mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, right of way, easement, claim, security interest or charge except for (a) minor imperfections of title, none of which individually or in the aggregate materially detracts from the value of or impairs the current use of the affected properties or impairs any current operations of DI, (b) liens for current taxes and assessments not yet due and payable or for taxes, assessments, governmental charges or levies, the validity of which are being contested in good faith by appropriate proceedings, (c) mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising in the Ordinary Course of Business, or (d) as disclosed on Schedule 2.16 of the Disclosure Statement.

2.17.    Real Estate.    Schedule 2.17 of the Disclosure Statement sets forth-a list and summary description of all real properties owned (beneficially or of record) or leased by DI, and identifies all title insurance policies covering any of, and all leases relating to, such properties (the “Real Properties”). The use and operation of each Real Property substantially complies with all applicable material building, zoning, safety and other laws, ordinances, regulations, codes, permits, licenses and certificates (excluding Environmental Laws and Environmental Permits) and all restrictions and conditions affecting title except where the failure to be in compliance is not likely to have a Material Adverse Effect. DI has not received any notice for assessments for public improvements against any of the Real Properties which remain unpaid except as disclosed in such Schedule 2.17, and, to the knowledge of DI and each of the Warranting Shareholders, no such assessment has been proposed. Except as disclosed in such Schedule 2.17, DI has not received any notice or order of any governmental, zoning or other public authority which (a) relates to violations of building, safety, fire or other ordinances or regulations, (b) claims any defect or deficiency with respect to any of the Real Properties or (c) requests the performance of any repairs, alterations or other work to or in any of such Real Properties or in the streets bounding the same. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Properties and there is no indication that any such proceeding is contemplated.

2.18.    Transactions with Related Parties.    Except as disclosed on Schedule 2.18 of the Disclosure Statement (the transactions so disclosed being hereinafter referred to as “Permitted Related Party Transactions”), no Related Party has:

(a)    borrowed money from or loaned money to DI which has not been repaid;

(b)    any contractual or other claim, express or implied, of any kind whatsoever against DI;

(c)    any interest in any property or assets used by DI in its business; or

(d)    engaged in any other transaction with DI or Subsidiary (other than employment relationships at the salaries disclosed in Schedule 2.20 of the Disclosure Statement).

2.19.    Condition of Assets.    The buildings, machinery, equipment, tools, furniture and improvements of DI reflected in the Balance Sheet are in good operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are used in the business of DI (other than any such assets disposed of in the Ordinary Course of Business).

2.20.    Compensation Arrangements: Bank Accounts, Directors, Officers and Fiduciaries.    Schedule 2.20 of the Disclosure Statement sets forth the following information:

(a)    the names and current annual salaries, including any bonus and commissions, if applicable, of all present officers and employees of DI whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $75,000, together with a statement of the fall amount of all remuneration paid by DI to each such person during the 12 month period ending December 31, 1995 and, on an estimated basis, for the 12 month period ending December 31, 1996;

(b)    the name of each bank in which DI has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

(c)    the names and titles of all directors and officers of DI and of each trustee, fiduciary or plan administrator of each employee benefit plan of DI.

2.21.    Labor Relations.     Except as disclosed on Schedule 2.21 of the Disclosure Statement, (a) no employee of DI is represented by any union or other labor organization, (b) there is no unfair labor practice complaint against DI pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slow-down or stoppage actually pending against or involving DI; (d) no grievance which is likely to have a Material Adverse Effect is pending; and (e) no private agreement restricts DI from relocating, closing or terminating any of its operations or facilities. As a result of the Merger, Merger Sub will become the successor in interest to DI as a party to all collective bargaining agreements referred to on such Schedule 2.21 without the need for the consent of or further action by any other party thereto.

2.22.    Insurance.    Schedule 2.22 of the Disclosure Statement contains a list of all property and casualty and workers compensation insurance policies (and does not include any life insurance policies) in force at the date of this Agreement of which DI is the owner, insured or beneficiary, indicating for each policy the carrier, the insured, risks insured, premium rate, deductible amounts, expiration date and any pending claims thereunder. All such policies are and will be outstanding and will be in full force and effect until the respective termination dates indicated on such Schedule 2.22. There has not been any failure to give any notice or present any claim under any such policy ire a timely fashion or in the manner or detail required by the policy, except where such failure is not likely to have a Material Adverse Effect. Except as set forth on such Schedule 2.22, there are no outstanding unpaid premiums or claims under such policies with respect to the coverage afforded DI.

2.23.    Patents and Intellectual Property Rights.    Schedule 2.23 of the Disclosure Statement contains a list of all patents, patent applications, trademarks and trade names, copyrights, patent and trademark licenses, service marks, logos and the like owned by DI. To the knowledge of DI and each of the Warranting Shareholders, no claim has been made that any of them infringes the patents, trademarks or other rights of others. To the knowledge of DI and each of the Warranting Shareholders, the manufacture or sale of any products now or heretofore manufactured or sold by DI did not and does not infringe (nor has any claim been made that any such action infringes) the patents or Tights of others. DI owns or possesses licenses or other rights to use all patents, patent applications, copyrights, trademarks, trade names and other intellectual property necessary to conduct its business as presently conducted.

2.24.    Employee Benefit Plans.

(a)    The only employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), welfare benefit plans (as defined in Section 3(l) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plans and arrangements, and other material employee fringe benefit plans presently maintained or contributed to by DI, other than a multiemployer plan as defined in Section 3(37) of ERISA, are those listed on Schedule 2.24 of the Disclosure Statement (the “Benefit Plans”), and a complete copy of each of such plans will be furnished to CTC within twenty (20) days of the signing of this Agreement.

(b)    Each of the Benefit Plans is in compliance in all material respects with the applicable provisions of ERISA and those provisions of the Code applicable to the Benefit Plans.

(c)    Except as disclosed in Schedule 2.24 of the Disclosure Statement and except where the failure so to do is not likely to have a Material Adverse Effect, all contributions to the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or section 412 of the Code, have been timely made. All such contributions to the Benefit Plans, except those that are not yet, but will be, required to be made prior to the time of Closing are properly accrued and reflected on the Balance Sheet or are disclosed on such Schedule 2.24.

(d)    Except as disclosed on Schedule 2.24 of the Disclosure Statement and except where the failure so to do is not likely to have a Material Adverse Effect, all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

(e)    Except as disclosed on Schedule 2.24 of the Disclosure Statement, all of the Benefit Plans which are pension benefit plans are qualified and exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code, and no such qualification with respect to any such Benefit Plan has been revoked nor, to the knowledge of DI or either of the Warranting Shareholders, has any such revocation been threatened in writing.

(f)    Each of the Benefit Plans has been administered at all times, and in all material respects, in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision. Except as disclosed on Schedule 2.24 of the Disclosure Statement, there are no pending investigations by any governmental agency involving the Benefit Plans, no termination proceedings involving the Benefit Plans, and no pending or, to the knowledge of DI or either of the Warranting Shareholders, threatened claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability.

(g)    None of the Benefit Plans nor, to the knowledge of DI or either of the Warranting Shareholders, any trusts created thereunder or any trustee, administrator or other fiduciary thereof has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or Section 406 of ERISA) which could subject any thereof to the tax or penalty on prohibited transactions imposed by such section 4975 Or the sanctions imposed under Title I of ERISA. Except as indicated on Schedule 2.24 of the Disclosure Statement, neither any of the Benefit Plans nor any such trust has been terminated nor have and “reportable events” (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

(h)    No Benefit Plan is or ever has been subject to Title IV of ERISA other than the Dynamet Powder Products Defined Benefit Pension Plan, which was terminated in December, 1995.

(i)    At no time since September 2, 1974 has (i) DI, (ii) any other employer (an “Affiliate”) that is, together with DI, treated as a “single employer” under section 414(b), 414(c) or 414(m) of the Code, or (iii) any employer which was at any time after September 2, 1974 an Affiliate of DI (a “Former Affiliate”) incurred an liability which could subject CTC to liability under Section 4062 of ERISA.

(j)    Except as to (i) the National Industrial Group MultiEmployer Group Pension Plan as to which DI was obligated to make contributions through September, 1995, and (ii) the UIU MultiEmployer Group Pension Plan to which DI has been obligated to contribute subsequent to September 30, 1995, as reflected on Schedule 2.24 of the Disclosure Statement, at no time since September 26, 1980, has DI or any Affiliate or Former Affiliate been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to, any multiemployer pension plan, within the meaning of

Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof, nor has any such employer announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan.

(k)    Each Benefit Plan that is a “group health plan”, within the meaning of Section 607(l) of ERISA and which is subject to section 4980B of the Code (or section 162(k) as in effect prior to 1989), has complied with the continuation coverage requirements of those provisions and Part 6 of Title I of ERISA.

(l)    There are no “leased employees” within the meaning of section 414(n) of the Code who perform services for DI.

(m)    No Benefit Plan provides for “parachute payments” within the meaning of section 28OG of the Code. There is no plan, fund or arrangement under which any employee of DI is entitled to claim or receive severance pay or benefits, except for non-qualified supplemental retirement plans for one retired executive employee and two active executive employees as disclosed on Schedule 2.24 of the Disclosure Statement.

(n)    After Closing, neither DI nor CTC shall have any obligations to make payments, contributions or transfers in respect of any Benefit Plan on account of service performed before the time of Closing, except for (i) monthly contributions and (ii) annual contributions to the Dynamet defined contribution plans listed on Schedule 2.24 of the Disclosure Statement, to be made, in both cases, in the Ordinary Course of Business and consistent with past practices.

2.25.    Environmental Matters.    Except as disclosed on Schedule 2.25 of the Disclosure Statement:

(a)    DI is in compliance with all applicable environmental statutes, rules, regulations, ordinances and common laws and settlement agreements, consent decrees or orders of any governmental entity to which DI is a party, all as in effect as of the date hereof (“Environmental Laws”), except where the failure to be in compliance is not likely to have a Material Adverse Effect. DI holds and is in compliance with all environmental permits, certificates, licenses, approvals, registrations and authorizations required for its business as currently operated and required under Environmental Laws (“Environmental Permits”), which are in full force and effect as of the date hereof, except where the failure of such Environmental Permits to be so held or in fall force and effect or of the Company to be in compliance therewith is not likely to have a Material Adverse Effect.

(b)    DI has made timely application for renewals of all such Environmental Permits as are to expire by December 31, 1996, except Environmental Permits, for which, by their terms or by operation of law, renewal applications need not be made before their expiration or the failure to renew which is not likely to have a Material Adverse Effect. To the knowledge of DI and each of the Warranting Shareholders, all such

Environmental Permits should be renewed in the ordinary course and should not be renewed with conditions which would require the expenditure of money in such amounts or result in changes that are likely to have a Material Adverse Effect.

(c)    No notice of violation, citation, summons or order has been received, no complaint has been served, no penalty has been assessed and, to the knowledge of DI, no investigation or review is pending or has been threatened by any governmental or other entity within the five-year period immediately preceding the date hereof or if prior to that time period which remains unresolved, which could require DI to expend money or abide by conditions contained in settlement agreements or consent decrees to which DI is a party to an extent which is likely to have a Material Adverse Effect on Merger Sub as the successor to DI following the Merger: (i) with respect to any alleged violation by DI or any of its predecessors in interest of any Environmental Law; or (ii) with respect to any alleged failure b DI to have complied with any Environmental Permit required in connection with its business; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, “Management” or when used as a verb, “Managed”) or Release (as hereinafter defined) of any hazardous or toxic or polluting substance or waste, pollutant or contaminant, including, without limitation, petroleum products and radioactive materials, (“Hazardous Substances”) by or on behalf of DI or any of its predecessors in interest.

(d)    DI has not received any request for information, notice of claim, demand or notification that it is or may be potentially responsible, with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance within the five-year period immediately preceding the date hereof or if prior to that time period which remains unresolved, which could require DI to expend money to an extent which is likely to have a Material Adverse Effect on Merger Sub as the successor to DI following the Merger.

(e)    DI has not and, to the knowledge of DI or either of the Warranting Shareholders, no one else has generated, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now or previously owned or leased by DI, except for any such actions which are not likely to have a Material Adverse Effect on Merger Sub as the successor to DI following the Merger.

(f)    No polychlorinated biphenyls (“PCBs”) or asbestos-containing materials (“ACM”) are present at any property now owned or leased by DI, nor, to the knowledge of DI, were PCBs or ACM present at any property during the time in which DI previously owned or leased such property, nor are there any underground storage tanks owned or operated by DI at any property now or previously owned or leased by DI or, to the knowledge of DI or either of the Warranting Shareholders, by anyone else at any property now owned or leased by DI, except for the presence of any such PCBs, ACM or tanks which are not likely to have a Material Adverse Effect.

(g)    To the knowledge of DI or either of the Warranting Shareholders, no Hazardous Substance Managed by or on behalf of DI or any predecessor in interest of DI has come to be located at any site which is listed under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), the Comprehensive Environmental Response Compensation and Liability Information System (“CERCLIS”) or on any similar published state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against DI, CTC or Merger Sub for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

(h)    To the knowledge of DI or either of the Warranting Shareholders, no Hazardous Substance has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released”) at, on, about or under any property now or previously owned or leased by DI or any predecessor in interest of DI which is likely to have a Material Adverse Effect on Merger Sub as the successor to DI following the Merger.

(i)    To the knowledge of DI or either of the Warranting Shareholders, during the last three years ending on the date hereof, no written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of DI in relation to any property now or previously owned or leased by DI. No property now or previously owned or leased by DI is, to the knowledge of DI or either of the Warranting Shareholders, listed on the National Priority List promulgated pursuant to CERCLA, on CERCLIS, or on any similar published state list of sites requiring investigation or cleanup.

(j)    To the knowledge of DI or either of the Warranting Shareholders, there are no environmental liens on any properties now owned or leased by DI and no governmental actions have been taken or are in process or pending which could subject any of such properties to such liens.

(k)    DI would not be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any property now owned by it, and, to the knowledge of DI or either of the Warranting Shareholders, no property now or previously owned by DI has such a notice or restriction in its deed.

(l)    Except as listed in Schedule 2.25 of the Disclosure Statement and heretofore made available for review by CTC, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses, other than those required to be done routinely pursuant to Environmental Permits or Environmental Laws, conducted in relation to any property or business now or previously owned or leased by DI which have been performed by or on behalf of DI or, to the knowledge of DI or either of the Warranting Shareholders, by any other person.

2.26.    Brokers.    Neither DI nor any DI Shareholder has made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee, commission or other similar compensation as a result of the transactions contemplated hereby.

2.27.    Disclosure.    No representation or warranty by DI or either of the Warranting Shareholders in this Agreement and no Schedule furnished or to be furnished to CTC pursuant hereto knowingly contains or will contain as of the time made or provided any untrue statement of a material fact or knowingly omits or will omit as of the time made or provided to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CTC

CTC hereby represents and warrants to DI and the DI Shareholders as follows:

3. 1.    Organization, Qualification, Authority and Good Standing of CTC.    CTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted, to enter into this Agreement and the Plan of Merger, and to perform its obligations hereunder and thereunder.

3.2.    Organization, Qualification, Authority and Good Standing of Merger Sub.    At the time of Closing, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and will have all requisite power and authority to enter into the Plan of Merger and to perform its obligations thereunder.

3.3.    Capitalization.    CTC’s authorized capital stock consists solely of 2,000,000 shares of Preferred Stock, par value $5 per share, of which 451.40 have been issued and are outstanding as Series A Convertible Preferred Shares and 50,000,000 shares of CTC Stock, of which 16,626,844 are issued and outstanding and of which an additional 2,930,916 are held in CTC’s treasury as of the date hereof. All of such outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon CTC and are duly listed upon and admitted to trading on the New York Stock Exchange (the “NYSE”).

3.4.    Authorization and Enforceability.    The execution, delivery and performance by CTC of this Agreement and each of the other instruments to be delivered by CTC at Closing have been duly authorized by all necessary corporate action on the part of CTC, and this Agreement constitutes, and each of such other instruments, when executed and delivered, will constitute, the legal, valid and binding obligation of CTC, enforceable in accordance with its terms except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance or injunctive relief, and (iii) general principles of equity (regardless whether such remedies are sought in a proceeding in equity or at law).

3.5.    No Violation of Laws or Agreements.    The execution and delivery of this Agreement by CTC do not, and its consummation of the transactions contemplated hereby and its compliance with the terms, conditions and provisions of this Agreement will not, (a) contravene any provision of CTC’s certificate of incorporation or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which would with the passage of time or the giving of notice or both constitute a default) under any of the terms, conditions or provisions of any material indenture, mortgage, loan or credit agreement or other agreement or instrument to which CTC or any of its subsidiaries is a party or by which any of them or any of their assets may be bound, or any judgment or order to which CTC or any of its subsidiaries is subject of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, any of which contraventions, conflicts, breaches or defaults, individually or in the aggregate, is likely to have a materially adverse effect on the financial condition of CTC and its subsidiaries or the results of their operations taken as a whole (a “CTC MAE”), (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of their assets or give to others any interest or right therein which is likely to have a CTC MAE, (d) result in the maturation or acceleration of any liability or obligation of any of them in excess of $500,000 (or give others the right to cause such a maturation or acceleration) which is likely to have a CTC MAE, or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any material agreement or contract to which any of them is a party or by which any of them may be bound which is likely to have a CTC MAE.

3.6.    Financial Statements; 1934 Act Filings.    CTC has delivered to DI copies of its 1995 and 1996 Annual Reports to Shareholders, its proxy statements for its 1994, 1995 and 1996 annual meetings of stockholders, its Form 10-K Annual Reports for the years ended June 30, 1995 and 1996 (collectively, the “MostRecent 10-Ks”) as filed with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and all its Form 10-Q quarterly Reports and Form 8-K Current Reports filed under the 1934 Act since June 30, 1996. All such documents fairly present the information contained therein as at their respective dates and for their respective periods and no statement or information set forth therein or included as a part thereof knowingly contains any untrue statement of a material fact or knowingly omits to state any material fact necessary to make it not misleading or necessary to provide proper information with respect to the matters covered thereby. The consolidated financial statements as at and for the three years ended June 30, 1996, audited by Coopers & Lybrand, which are included in the Most-Recent 10-Ks (the “CTC Financial Statements”) (a) have been prepared in accordance with the books and records of CTC and its consolidated subsidiaries and (b) present fairly in all material respects the financial condition of CTC and its consolidated subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods covered thereby, in accordance with GAAP consistently applied since the beginning of the periods covered thereby.

3.7.    Consents.    Except as (a) required by the H-S-R Act and (b) contemplated by Sections 1.2(b)(i), 5.3 and 5.4 hereof, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by CTC or Merger Sub in connection with the execution, delivery, negotiation and performance of this Agreement and the Plan of Merger by CTC and Merger Sub or the consummation by CTC and Merger Sub of the transactions contemplated hereby and thereby except for any consents, approvals, authorizations or registrations the failure to obtain which and any filings the failure to make which are not likely to have a CTC MAE.

3.8.    Brokers.    CTC has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission from DI or any DI Shareholder as a result of the transactions contemplated by this Agreement.

3.9.    Disclosure.    No representation or warranty by CTC in this Agreement and no Schedule furnished or to be furnished to DI pursuant hereto knowingly contains or will contain as of the time made or provided any untrue statement of a material fact or knowingly omits or will omit as of the time made or provided to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

CERTAIN OBLIGATIONS OF DI AND
DI SHAREHOLDERS PENDING CLOSING

4. 1.    Conduct of Business Pending Closing.    From and after the date hereof and pending Closing, unless CTC shall otherwise consent or agree in writing and except as otherwise provided in this Agreement, DI covenants and agrees that:

(a)    Ordinary Course.     The business of DI will be conducted only in the Ordinary Course of Business.

(b)    Preservation of Business.     DI will use diligent efforts to preserve the business organization of DI intact, to keep available to CTC the services of the present officers and employees of DI and to preserve for the benefit of CTC the good will of the material suppliers, customers and others having business relations with DI, to the extent consistent with the Ordinary Course of Business.

(c)    Material Transactions.     DI will not:

(i)    Enter into any contract or commitment the performance of which may extend beyond the Closing Date, except those made in the Ordinary Course of Business;

(ii)    Enter into any employment or consulting contract or arrangement with any person which is not terminable, without penalty or other owed compensation, at will;

(iii)    Incur or create any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property other than in the Ordinary Course of Business;

(iv)    Waive or permit the loss of any substantial right except to the extent consistent with the Ordinary Course of Business;

(v)    Guarantee or become a co-maker or accommodation maker or otherwise become contingently liable in connection with any liability or obligation of any person or business entity except in the Ordinary Course of Business;

(vi)    Except for distributions (“Permitted Distributions”) to the DI Shareholders of cash and the property comprised exclusively of the assets of DI described on Schedule 4.01 of the Disclosure Statement, the aggregate fair market value of which, together with the amount of such cash, shall not, as of the Closing Date, exceed the good faith estimate of the Warranting Shareholders of the amount of the accumulated adjustments account (as defined in section 1368(e)(1) of the Code) of DI (the “Aggregate AAA Value”) as of such date, take any action set forth in Section 2.8(e);

(vii)    Take any action set forth in Section 2.8(f), (g), (i) or (m);

(viii)    Enter into any transaction with, or make any payment to, any Related Party, except for those Permitted Related Party Transactions contemplated by Schedules 2.18 and 2.20 of the Disclosure Statement; or

(ix)    Amend its articles of incorporation or bylaws;

provided, however, that if and to the extent that the aggregate amount of Permitted Distributions is not equal to the Aggregate AAA Value, as determined by an audit of such value to be conducted by the independent auditors for CTC as soon as practicable after the Closing but in any case prior to June 30, 1997, if such amount exceeds such Aggregate AAA Value, such excess shall be repaid by the DI Shareholders to Merger Sub and, if such amount is less than such Aggregate AAA Value, such difference shall be paid by Merger Sub to the DI Shareholders.

4.2.    Insurance; Environmental Permits.

(a)    Maintenance of Policies.    Except as otherwise indicated on Schedule 2.22 of the Disclosure Statement, DI shall maintain in full force and effect the policies of insurance listed on such Schedule 2.22 or will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. DI shall promptly advise CTC in writing of any change of insurer or type of coverage in respect of the policies listed on such Schedule 2.22.

(b)    Permit Transfers.    To the extent practicable and permitted by or under applicable Environmental Laws, DI will prepare and file all applications for transfer of its Environmental Permits to Merger Sub in adequate time for transfer to occur as of the time of Closing hereunder.

4.3.    Fulfillment of Agreements.    DI shall use its reasonable commercial efforts to (i) cause all of the conditions precedent to the obligation of CTC under Section 6.1 of this Agreement which are within its control or influence to be satisfied at or prior to the time of Closing, and (ii) conduct its business in such a manner that at the time of Closing the representations and warranties of DI and the Warranting Shareholders contained in this Agreement shall be true and correct in all material respects as though such representations and warranties were made on the Closing Date. DI will promptly notify CTC in writing of any event or fact which is or is likely to cause a breach of any of the representations, warranties, covenants or agreements of DI and the Warranting Shareholders and shall promptly advise CTC in writing of the occurrence of any condition that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of DI.

4.4.    Access, Information and Documents.    DI will provide to CTC and to CTC’s counsel, accountants and other representatives reasonable access during normal business hours to all properties, books, tax returns, contracts, commitments, records, documents, officers, personnel and accountants of DI and will furnish to CTC all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of DI as CTC may reasonably request, including, without limitation, access to perform such inspections and surveys as CTC deems necessary in the conduct of the environmental examination and study contemplated by Section 5.6 hereof.

4.5.    H-S-R Act Compliance.    DI shall promptly file with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“AT Division”) the notifications required by the H-S-R Act in respect of the Merger, shall not intentionally delay submission of information requested by FTC or AT Division under the H-S-R Act and shall use its reasonable commercial efforts to obtain early termination of the applicable waiting period.

4.6.    Delivery of Financial Statements for Subsequent Periods.    DI will deliver to CTC promptly after the close of each of its interim accounting periods hereafter until the Closing Date copies of interim financial statements for such period comparable to those described in Section 2.6 and, if otherwise available prior to the Closing Date, its audited balance sheet as at December 31, 1996, and related statements of income, shareholders’ equity and cash flows for the year then ended, audited by Price Waterhouse LLP.

4.7.    Environmental Lists.    (a) Within twenty (20) business days of the date hereof, DI shall deliver to CTC a true and complete list of all Environmental Permits held by it. Such list shall set forth, to the extent known by DI, which Environmental Permits may be transferred to Merger Sub as of the Closing Date without the prior approval of any governmental department, commission, board, agency or instrumentality.

(b)    Within twenty (20) business days of the date hereof, DI shall deliver to CTC a true and complete list of each entity that has recycled, treated, stored, disposed of or transported any Hazardous Substance generated by DI based on either the documents retained by DI at its principal executive offices or the knowledge of Alfred L. Donlevy.

ARTICLE V

CERTAIN OBLIGATIONS OF CTC PENDING CLOSING

5. 1.    Fulfillment of Agreements.    CTC shall use its reasonable commercial efforts to (i) cause all of the conditions precedent to the obligations of DI and the DI Shareholders under Section 6.2 of this Agreement which are within its control or influence to be satisfied at or prior to the time of Closing and (ii) conduct its business in such a manner that at the time of Closing the representations and warranties of CTC contained in this Agreement shall be true and correct in all material respects as though such representations and warranties were made on the Closing Date. CTC will promptly notify DI in writing of any event or fact which is or is likely to cause a breach of any of its representations, warranties, covenants or agreements.

5.2.    H-S-R Act Compliance.    CTC shall promptly file with the FTC and the AT Division the notifications required by the H-S-R Act in respect of the Merger, shall not intentionally delay submission of information requested by FTC or AT Division under the H-S-R Act and shall use its reasonable commercial efforts to obtain early termination of the applicable waiting period.

5.3.    Formation of Merger Sub.    Prior to the time of Closing, CTC shall cause Merger Sub to be incorporated and organized under the laws of the State of Delaware and thereafter to execute and deliver the Plan of Merger. Immediately after the incorporation of Merger Sub, CTC shall purchase all of the authorized shares of capital stock of Merger Sub and shall make no disposition or transfer of such shares pending the Closing.

5.4.    Listing of CTC Stock.    Upon receipt of the requisite financial statements of DI in appropriate form and any other necessary background information relating thereto, CTC will promptly file with the NYSE an Application for Additional Listing for the shares of CTC Stock to be issued and delivered pursuant hereto and the Plan of Merger (the “NYSE Application”) and, to the extent reasonably requested, DI and the DI Shareholders will use their reasonable commercial efforts to assist CTC in the preparation and filing of the NYSE Application.

5.5.    Delivery of 1934 Act Reports for Subsequent Periods.    CTC will deliver to DI and the DI Shareholders (i) promptly after the filing thereof with the SEC copies of all its Form 10-Q Quarterly Reports and Form 8-K Current Reports (if any) filed under the 1934 Act prior to Closing and (ii) promptly after the distribution thereof any interim financial reports or other communications distributed generally to the holders of CTC Stock.

5.6.    Environmental Audit.    CTC has engaged Dames & Moore (the “Environmental Auditors”) for the purpose of conducting a site assessment or assessments of the Real Properties and compliance audit of DI and rendering to counsel for CTC a report thereon (the “Environmental Report”). In performing such assessments, CTC shall cause the Environmental Auditors not to conduct their work in any manner that could create an unsafe or hazardous condition on any Real Property and shall cause the Environmental Auditors not to interfere unreasonably with the conduct of DI’s business. CTC shall cause all work performed by the Environmental Auditors to be done in accordance with all applicable laws, shall be solely responsible for all fees and expenses of the Environmental Auditors and shall not permit (i) any claims to be made against DI with respect to the activities being performed by the Environmental Auditors or their contractors or agents, except to the extent that such claims are for negligent or willful misconduct by DI’s employees, or (ii) any liens to be created against any Real Property by the Environmental Auditors or their contractors or agents. Prior to the commencement of any work by the Environmental Auditors on the Real Properties, CTC shall (i) deliver to DI’s counsel evidence that the Environmental Auditors have in fall force and effect workers’ compensation insurance in at least the amount required by applicable laws and a comprehensive general liability policy with a single incident limit of at least $2,000,000 in respect of the injury or death of any one person or damage to property and DI shall be named as an additional insured thereunder; and (ii) provide DI with a copy of the proposed scope of the work for the site assessment or assessments in accordance with this Section. DI shall not be liable to CTC or the Environmental Auditors, their contractors or agents and CTC shall release, indemnify and hold DI harmless from any claims by any person on account of any injury, damages or loss to personal property resulting from, incident to or arising out of the performance of any assessment or any entry upon the Real Properties in accordance with this Section and from all costs incurred by DI in defending against any such claim. CTC shall keep DI informed in a timely manner as to the findings of the Environmental Auditors and shall arrange to have provided to DI’s counsel copies of the final written report prepared by the Environmental Auditors promptly following receipt thereof by CTC or its counsel. CTC shall insure that all factual information is reported accurately and completely by the Environmental Auditors in the Environmental Report consistent with the information supplied by DI or developed by the Environmental Auditors from published databases or information contained in governmental agency files, to the extent that such information accurately describes the state of affairs, and that no legal conclusions are contained in the Environmental Report. Within ten days of its receipt of the Environmental Report, DI will provide to CTC notice of incomplete or erroneous factual information or legal conclusions with appropriate supporting information, if any, contained in the Environmental Report. Any such incomplete or erroneous factual information shall be corrected and any such legal conclusions shall be removed and the Environmental Report shall be reissued. Once the Environmental Report is reissued, all copies of the original version shall be destroyed. All information obtained by CTC or the Environmental Auditors shall be treated as confidential in accordance with Section 5.8 and CTC shall instruct the Environmental Auditors, their representatives, employees and contractors regarding the confidentiality of all such information.

5.7.    Agreements.    After the Closing, CTC shall, and shall cause Merger Sub to, honor all employment agreements and supplemental employee retirement programs of DI set forth in Schedule 5.7 of the Disclosure Statement.

5.8.    Confidentiality.    CTC shall use all information and documents obtained prior to the date hereof from DI or its representative or pursuant to Section 4.4 or in accordance with Section 5.6 only in connection with the transactions contemplated by this Agreement and shall not use them for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Prior to the Effective Time, CTC shall keep all such information and documents confidential and shall not (except as required by applicable law, regulation or legal process, and then only after compliance with the procedure set forth below), without DI’s prior written consent, disclose any such information or documents in any manner whatsoever, other than any information or documents which (i) are or become publicly available other than as a result of a disclosure by CTC or any of its representatives or (ii) are or become available to CTC on a nonconfidential basis from a source (other than DI or any of its representatives) which, to CTC’s knowledge, is not prohibited from disclosing such information to CTC by a legal, contractual or fiduciary obligation to DI. In the event that, prior to the Effective Time, CTC or any of its representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of such information and documents, CTC will notify DI promptly so that DI may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 5.8. CTC agrees not to oppose any action to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy sought is obtained, CTC will furnish only that portion of such information and documents which CTC is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information and documents. If this Agreement is terminated, CTC shall return all such information and documents to DI and convey and release to DI whatever right, title and interest CTC may have in such documents and information.

ARTICLE VI

CONDITIONS TO CLOSING; TERMINATION

6. 1.    Conditions Precedent to Obligation of CTC.    The obligation of CTC to proceed with the Closing under this Agreement is subject to the fulfillment, prior to or at the time of Closing, of the following conditions (any one or more of which may be waived in whole or in part by CTC at CTC’s option):

(a)    Representations and Warranties of DI and Warranting Shareholders.    The representations and warranties of DI, the DI Shareholders and the Warranting Shareholders contained in Article II of this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on such date, and CTC shall have received a certificate to such effect with respect to the representations and warranties of DI signed by the Chairman of the Board and President of DI.

(b)    Performance and Compliance.    DI and the DI Shareholders shall have in all material respects performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by any of them at or before Closing, and CTC shall have received a certificate to such effect signed by the Chairman of the Board and President of DI with respect to DI and by each of the DI Shareholders with respect to himself or herself.

(c)    Opinion of Counsel for DI.    CTC shall have received from Kirkpatrick & Lockhart LLP, counsel for DI, an opinion dated the Closing Date in substantially the form of Exhibit C hereto.

(d)    Satisfactory Instruments.    All instruments and documents required to be delivered on the part of DI and the DI Shareholders to effectuate and consummate the transactions contemplated hereby to be consummated at or prior to the time of Closing shall be delivered to CTC and shall be in form and substance reasonably satisfactory to CTC and its counsel.

(e)    Required Consents.    All consents and approvals of all governmental departments, agencies and authorities required for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law, the ending of which are necessary for the consummation of such transactions, shall have expired or been terminated.

(f)    Litigation.    No order of any court, arbitrator or governmental, regulatory or administrative agency or commission shall be in effect which restrains or prohibits the Merger or any of the other transactions contemplated hereby or which would limit or adversely affect CTC’s ownership or control of the business of DI, and there shall not be pending any action or proceeding by or before any court, arbitrator or governmental, regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(g)    Related Party Indebtedness.    Except as expressly contemplated by this Agreement, DI shall have been discharged in full as a guarantor of any indebtedness of any Related Party, and there shall be no outstanding debts, obligations or amounts due existing between any Related Party and DI other than debts, obligations or amounts incurred in the Ordinary Course of Business.

(h)    Consulting and Non-Competition Agreements.    Each of Messrs. Rossin and Stephans shall have executed and delivered Consulting and Non-Competition Agreements with DI and CTC in substantially the forms attached hereto as Exhibits B-1 and B-2 respectively.

(i)    Approval of NYSE Listing Application.    The NYSE Listing Application to be filed by CTC pursuant to Section 5.4 hereof shall have been duly approved by the NYSE and CTC shall have received written notice of such approval.

(j)    Environmental Report.    The Environmental Auditors shall have delivered their final Environmental Report which Environmental Report discloses no fact, event or condition which would make any of the representations and warranties contained in Section 2.25 not true and correct in all material respects on the Closing Date; provided, that for purposes of this Section 6.1(j) any qualification or limitation of the representations and warranties contained in Section 2.25 on account of the knowledge of DI or either of the Warranting Shareholders shall be disregarded and that, except to the extent that any inspections, investigations, studies, audits, tests, reviews or other analyses that are listed on Schedule 2.25 of the Disclosure Statement in response to Section 2.25(l) hereof or any information contained therein are specifically referred to elsewhere in such Schedule 2.25, for purposes of this Section 6.1(j) any information set forth therein shall be disregarded.

6.2.    Conditions Precedent to Obligations of DI and DI Shareholders.    The obligations of DI and the DI Shareholders to proceed with the Closing under this Agreement is subject to the fulfillment, prior to or at the time of Closing, of the following conditions (any one or more of which may be waived in whole or in part by DI at DI’s option):

(a)    Representations and Warranties of CTC.    The representations and warranties of CTC contained in Article III of this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on such date, and CTC shall have delivered to the DI Shareholders a certificate to such effect signed by its Chairman of the Board and President.

(b)    Performance and Compliance.    CTC shall have in all material respects performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before Closing, and CTC shall have delivered to the DI Shareholders a certificate to such effect signed by its Chairman of the Board and President.

(c)    Opinion of Counsel for CTC.    The DI Shareholders shall have received from Dechert Price & Rhoads, counsel for CTC, an opinion dated the Closing Date and in form and substance reasonably satisfactory to the DI Shareholders, to the effects set forth in Exhibit D hereto.

(d)    Satisfactory Instruments.    All instruments and documents required to be delivered on CTC’s part to effectuate and consummate the transactions contemplated hereby to be consummated at or prior to the time of Closing shall be delivered by CTC and shall be in form and substance reasonably satisfactory to the DI Shareholders and their counsel.

(e)    Required Consents.    All consents and approvals of all governmental departments, agencies and authorities required for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law, the ending of which are necessary for the consummation of such transactions, shall have expired or been terminated.

(f)    Litigation.    No order of any court, arbitrator or governmental, regulatory or administrative agency or commission shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not be pending any action or proceeding by or before any court, arbitrator or governmental, regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(g)    Approval of NYSE Listing Application.    The NYSE Listing Application to be filed by CTC pursuant to Section 5.4 hereof shall have been duly approved by the NYSE and DI shall have received written notice of such approval.

(h)    Consulting and Non-Competition Agreements.    Each of CTC and DI shall have executed and delivered the Consulting and Non-Competition Agreements with Messrs. Rossin and Stephans in substantially the forms attached hereto as Exhibits B-1 and B-2, respectively.

6.3.    Termination.

(a)    When Agreement May Be Terminated.    This Agreement may be terminated at any time prior to Closing:

(i)    By mutual written consent of CTC and DI;

(ii)    By CTC if there has been a material misrepresentation or a material breach by DI or the DI Shareholders of any of their warranties or covenants, or if any of the conditions specified in Section 6.1 hereof shall not have been fulfilled by the time required and shall not have been waived by CTC;

(iii)    By DI if there has been a material misrepresentation or a material breach by CTC of any of its warranties or covenants, or if any of the conditions specified in Section 6.2 hereof shall not have been fulfilled by the time required and shall not have been waived by DI in writing;

(iv)    By CTC or DI if the CTC Market Price is greater than $40 or less than $28; or

(v)    By CTC or DI if Closing shall not have occurred prior to or on March 30, 1997; provided, that CTC or DI may terminate this Agreement pursuant to this subparagraph (v) only if the Closing shall not have occurred by such date for a reason other than a willful or grossly negligent failure by the party seeking to terminate this Agreement to provide for the satisfaction of the conditions to the obligation of the other party to proceed with Closing as set forth in Section 6.1 or 6.2 hereof, respectively, which were in the control of the party seeking to terminate this Agreement.

(b)    Effect of Termination.    In the event of any termination of this Agreement by either DI or CTC as herein provided, there shall be no liability on the part of either DI or CTC, except for liabilities arising from a willful or deliberate breach of this Agreement with respect to which a claim has accrued prior to such termination. If this Agreement is terminated as provided in this Section 6.3: (i) CTC and DI shall deliver all documents, work papers and other material relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same or will deliver to such party a duly executed officer’s certificate to the effect that all copies of such material have been destroyed; (ii) no information received by any party hereto with respect to the business of the other party of its affiliated companies (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed or available as public information with any governmental authority) shall at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever; (iii) CTC shall deliver to DI all studies, reports or other documents prepared in connection with its investigation in accordance with Section 5.6; and (iv) the obligations of CTC under this Section and Sections 5.6 and 5.8 shall survive for a period of five years following such termination.

ARTICLE VII

RESTRICTIONS ON TRANSFER OF CTC STOCK;
REGISTRATION RIGHTS; BOARD REPRESENTATION

7.1.    Restrictions on Transfer and Certain Activities.

(a)    Representations of DI Shareholders.    Each DI Shareholder hereby covenants and represents that such DI Shareholder:

(i)    understands that the shares of CTC Stock which such DI Shareholder is to receive pursuant to Article I hereof and the Plan of Merger (the “Merger Shares”) have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and, when delivered in accordance with the terms of this Agreement, will be “restricted securities” (securities acquired from an issuer in a transaction not involving any public offering) as defined in Rule 144 of the General Rules and Regulations of the SEC under the 1933 Act (“Rule 144”);

(ii)    has no present plan or intention to effect any transfer of the Merger Shares to any person or other entity (including a Permitted Transferee as hereinafter defined), and, except as otherwise contemplated by the provisions of Section 7.2 hereof, will hold the Merger Shares for a minimum of two years following the Closing Date (unless the holding period applicable to resales of restricted securities (the “Limited 144 Resale Period”) is reduced from two years to one year as proposed in SEC 1933 Act Release No. 7187 (6-27-95), in which case such two-year period shall be automatically reduced to one year), and will not consummate any sale or transfer of any Merger Shares in the absence of registration thereof under the 1933 Act (other than in accordance with the provisions of Rule 144), unless and until such DI Shareholder shall have delivered to CTC an opinion of Kirkpatrick & Lockhart LLP, or other counsel chosen by such DI Shareholder, which counsel shall be reasonably satisfactory to CTC and its counsel, to the effect that such sale or transfer may be effected without registration under the 1933 Act;

(iii)    undertakes that, throughout the Standstill Term (as hereinafter defined), such DI Shareholder will not agree to or arrange for or effect the transfer (other than pursuant to the procedures contemplated by Section 7.2) in a single transaction or related series of transactions (other than a disposition to a Permitted Transferee) to a single purchaser or related or affiliated group of purchasers of more than the maximum number of Merger Shares which such DI Shareholder could then sell or transfer in a transaction or transactions effected in fall compliance with Rule 144(e)(1), assuming that such Rule was then applicable, unless and until such DI Shareholder first advises CTC of the intention so to do in writing and provides CTC with an opportunity to respond to such advice within ten business days of receipt thereof by CTC (the “Response Period”) by agreeing to repurchase (the “Repurchase Right”) such Merger Shares (the “Offered Merger Shares”) at the same price offered by such purchaser or group; provided, however, that such DI Shareholder will be obligated to effect such sale to CTC only if capital gain treatment of the transaction is assured under section 302(b) of the Code; and

(iv)    throughout the Standstill Term, except with the prior express written consent of CTC or in the capacity of a DI Designee (as defined in Section 7.3), neither such DI Shareholder nor any of such DI Shareholder’s affiliates (as hereinafter defined), will, nor will such DI Shareholder or any of such affiliates assist or encourage others to, directly or indirectly:

(A)    effect, or offer, seek or propose to effect, or cause to be effected, any (i) acquisition of ownership (including,but not limited to, “beneficial ownership” as defined in Rule 13d-3 under the 1934 Act) by such DI Shareholder of any additional shares of CTC Stock (which hereby waives any right such DI Shareholder might otherwise have as a DI Designee to participate in CTC’s Non-Qualified Stock Option Plan for Non-Employee Directors) or any other CTC Voting Securities (as hereinafter defined) other than CTC Voting Securities issued pursuant to a stock split or dividend or distribution in respect of CTC Stock or any material portion of CTC’s assets or any rights or options to acquire such ownership (including from a third party); or (ii) tender or exchange offer, merger or other business combination involving CTC or any of its subsidiaries (which shall not prevent any DI Shareholder from accepting any such offer or voting for and participating in any such merger or other business combination; provided, however, that such DI Shareholder shall advise CTC with reasonable promptness of such DI Shareholder’s intention to accept any tender or exchange offer in order to permit CTC to exercise the Repurchase Right with respect to the applicable Merger Shares, and such DI Shareholder shall not accept such offer until the final day prior to its then-scheduled expiration); or (iii) recapitalization or restructuring resulting in an increase in the proportional percentage of CTC Voting Securities held by such DI Shareholder or liquidation, dissolution or other extraordinary transaction involving CTC or any of its subsidiaries (which shall not prevent any DI Shareholder from voting for and participating in any such transaction);

(B)    make or in any way participate in any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the

1934 Act) or become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the 1934 Act) with respect to CTC; seek to advise or influence any person (within the meaning of Section 13(d)(3) of the 1934 Act), other than members of the initial “group” referred to in clause (C), with respect to the voting of any CTC Voting Securities; or execute any written consent in lieu of a meeting of holders of CTC Voting Securities;

(C)    form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any CTC Voting Securities or otherwise act (other than by the voting of CTC Voting Securities), alone or in concert with others, to seek to control or influence CTC’s Board of Directors, management or corporate policies, other than any such actions undertaken solely with other DI Shareholders and their Permitted Transferees; or

(D)    enter into any negotiations, arrangements, agreements or understandings with any third party with respect to any of the foregoing.

(b)    Legend on Certificates.    The certificates representing the Merger Shares will bear the following legend:

“The shares of stock evidenced by this certificate have not been registered pursuant to the Securities Act of 1933, as amended, and are transferable only upon such registration or upon proof of exemption therefrom. Certain conditions precedent to the transfer of these shares are set forth in an Agreement and Plan of Merger dated January 6, 1997 among Dynamet Incorporated, the shareholders of Dynamet Incorporated and Carpenter Technology Corporation (which Agreement and Plan of Merger is on file with Carpenter Technology Corporation).”

(c)    Stop Transfer Instructions.    At the time of the delivery of the certificates representing the Merger Shares, stop transfer instructions with respect to such certificates will be given by CTC to the transfer agent for CTC Stock.

(d)    Procedure for Repurchases by CTC.    In the event that CTC elects to exercise its Repurchase Right with respect to Offered Merger Shares under subsection (a)(iii), CTC will within the Response Period deliver to the disposing DI Shareholder written notice stating the date, time and place for the closing of the repurchase transaction, which date shall not be more than five business days after the notice date. Such notice shall be accompanied by an opinion of Dechert Price & Rhoads, or other counsel reasonably satisfactory to the disposing DI Shareholder, to the effect that the repurchase by CTC will result in capital gain treatment to such DI Shareholder under section 302(b) of the Code. Unless otherwise agreed, the purchase price for the Offered Merger Shares shall be paid in fall at such closing by certified check or wire transfer against delivery of the appropriate stock certificates, duly endorsed or accompanied by duly executed stock transfer powers. If CTC does not deliver such notice and opinion within the Response Period, the disposing DI Shareholder shall be free to dispose of the Offered Merger Shares to any third party (subject to compliance with all applicable federal and state securities laws), and CTC will take all action necessary to permit such disposition to be effected without further restrictions, including removal of the legend contemplated by subsection (b) hereof and voiding of the stop transfer instructions contemplated by subsection (c).

(e)    Permitted Transferees.

(i)    Nothing in this Section 7.1 shall prevent the disposition of Merger Shares by a DI Shareholder or a Permitted Transferee to one or more of his, her or its Permitted Transferees, to another DI Shareholder or to CTC; provided, however, that each such DI Shareholder or Permitted Transferee (except a Permitted Transferee pursuant to clause (D), (E), (F) or (G) of subsection (e)(ii), hereinafter referred to as an “Unrestricted Permitted Transferee”) shall take such Merger Shares subject to and be fully bound by the terms of this Agreement applicable to such person with the same effect as if such person were a party hereto; and provided, further, that

(A)    no such transferee (other than an Unrestricted Permitted Transferee) shall be a Permitted Transferee unless such transferee executes a representation letter embodying the substantive provisions of Article VII of this Agreement, reasonably satisfactory in form and substance to CTC, and

(B)    no disposition shall be effected except in compliance with the registration requirements of the 1933 Act or pursuant to an available exemption therefrom.

(ii)    “Permitted Transferee” shall mean:

(A)    in the case of any DI Shareholder or Permitted Transferee who is a natural person, his or her spouse or lineal descendants, any trust for his or her benefit or the benefit of his or her spouse or lineal descendants or the benefit of any combination thereof, or any corporation or partnership in which the direct and beneficial owners of all of the equity interests are any combination of such individual DI Shareholder or Permitted Transferee and his or her spouse and lineal descendants and any trusts for the benefit of any combination of such persons; provided, that any such trust, partnership or corporation shall not be subject to any obligations inconsistent with the obligations of a DI Shareholder or Permitted Transferee under this Agreement;

(B)    in the case of any DI Shareholder or Permitted Transferee who is a natural person, his or her heirs, executors, administrators or personal representatives upon the death of such DI Shareholder or Permitted Transferee or upon the incompetency or disability of such DI Shareholder or Permitted Transferee for purposes of the protection and management of his or her assets;

(C)    in the case of any DI Shareholder or Permitted Transferee that is a corporation, partnership or trust, its shareholders, partners or beneficiaries, as the case may be (other than any person who becomes a shareholder, partner or beneficiary solely to enable him, her or it to become a Permitted Transferee) and, in the case of any DI Shareholder or Permitted Transferee, any affiliate thereof;

(D)    the Rossin Foundation or any other charitable, religious or philanthropic organization qualified under section 501(c)(3) of the Code and any charitable remainder trust as defined in Section 664 of the Code, either of which is an affiliate of any DI Shareholder, which shall be an Unrestricted Permitted Transferee only with respect to the initial 200,000 Merger Shares transferred thereto, and which shall acquire any additional Merger Shares subject to the general restrictions of subsection (e)(i);

(E)    any charitable, religious or philanthropic organization qualified under section 501(c)(3) of the Code and any charitable remainder trust as defined in Section 664 of the Code, other than the Rossin Foundation or any other such organization which is an affiliate of any DI Shareholder;

(F)    any person or other entity if such person or other entity takes such Merger Shares in a transaction in accordance with Section 7.2 hereof or another public offering under the 1933 Act or in a transaction in accordance with Rule 144; or

(G)    any person acquiring Merger Shares from any DI Shareholder or Permitted Transferee after full compliance with subsection (d) hereof.

(iii)    As used in this Section 7. 1, “affiliate” means any person controlling, controlled by or under common control with a specified person. “Disposition” includes any sale, exchange, assignment, hypothecation, gift, donation or any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interest in any of the Merger Shares.

(f)    Duration of Standstill Term.

(i)    The period during which the provisions of this Section 7.1 shall be effective (the “Standstill Term”) shall begin on the Closing Date and shall end on the earlier to occur of (A) the date upon which the percentage of the voting power of the CTC Voting Securities held by the DI Shareholders and their Permitted Transferees bound by the provisions of Article VII of this Agreement is less than 5% of the voting power of all outstanding CTC Voting Securities or (B) the tenth anniversary of the Closing Date; provided, however, that the Standstill Term shall terminate immediately upon CTC’s failure to honor or to carry out its obligations with respect to the election of a DI Designee to the CTC Board of Directors under Section 7.3(a) hereof or the occurrence of a CTC Change of Control Event (as hereinafter defined).

(ii)    As used in this Section 7. 1, a “ CTC Change of Control Event” means a transaction or series of transactions (including any tender or exchange offer, merger, sale of assets or other business combination, contested election of directors or any combination thereof) as the result of which (A) any person, together with all affiliates of such person, or group (other than CTC, any subsidiary of CTC, any employee benefit plan of CTC or of any subsidiary of CTC, any person or entity organized, appointed or established by CTC for or pursuant to the terms of any such employee benefit plan or any group of which any DI Shareholder is a member and in which such DI Shareholder participates in his capacity as a stockholder of the Company) shall become the beneficial owner of 30% or more of the voting power of all CTC Voting Securities then outstanding, other than a transaction to which CTC is a party and in connection with which such person or group enters into a “standstill” agreement with CTC which has a duration not less than the remaining term of the Standstill Term and contains covenants and conditions, which shall not thereafter be modified or waived prior to the end of the Standstill Term, relating to the sale and acquisition of CTC Voting Securities and the exercise of voting rights which are at least as restrictive as those contained herein; or (B) during any period of two consecutive calendar years there is a change of 50% or more in the membership of the Board of Directors of CTC from the directors in office at the beginning of such period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or (C) persons who were the holders of CTC Voting Securities immediately prior to such transaction do not, immediately thereafter, own more than 50% of the voting power of the reorganized, merged, consolidated, combined or acquiring corporation’s then outstanding voting securities. A CTC Change of Control Event shall be deemed to have occurred on the date upon which any of the foregoing results is consummated or becomes effective.

(iii)    “CTC Voting Securities” shall mean CTC Stock and any other securities of CTC entitled to vote generally for the election of directors of CTC; and “voting power” means, with respect to any CTC Voting Security, the maximum number of votes that such security is entitled to cast generally for the election of directors.

7.2.    Registration of CTC Stock.

(a)    Form S-3 or Other Registration Statement on Demand.    On one occasion at any time after the first to occur of (i) the first anniversary of the Closing Date or (ii) the death of either Peter or Ada Rossin, CTC will file with the SEC within 60 days after being so requested by the holders of a majority of the Merger Shares then held by the DI Shareholders a registration statement on Form S-3 (Or, if such form shall not then be available for use by CTC in connection with such proposed offering, on any other appropriate form) under the 1933 Act and will include therein such number of the Merger Shares as the DI Shareholders shall designate in writing to CTC no later than ten days prior to the proposed date of such filing. CTC will use its reasonable commercial efforts to have such registration statement declared effective as promptly as practicable after the filing thereof, subject to the provisions hereinafter set forth.

(b)    Additional Registration Rights.    If, at any time, CTC files a registration statement (including a registration statement filed under Rule 415 under the 1933 Act), contemplating a public offering of CTC Voting Securities, other than in connection with a business acquisition or combination transaction or a stock purchase, stock option or other employee benefit plan or a dividend reinvestment plan, the DI Shareholders will have the right to have all or a portion of the Merger Shares included in such registration to the extent designated in writing to CTC within ten days following receipt of notice by DI Shareholders of the proposed registration from CTC; provided, however, that the period during which CTC shall be required to keep such registration statement effective shall be limited to 90 days; and provided, further, that CTC may delay the filing or suspend the effectiveness of such registration statement for a reasonable period of time if it reasonably believes that such filing would require the disclosure of information then held confidential or would disrupt or prejudice the negotiation, or completion of any contemplated or pending financing, acquisition, disposition or other significant corporate transaction, and that CTC may exclude all or a portion of such Merger Shares from any offering under such registration statement if it is advised by the managing underwriter for such offering if the offering is underwritten that the inclusion of such shares or such portion, in the offering would prejudice or impair the marketability thereof, so long as any such reduction is effected pro rata with the shares of any other shareholder exercising rights similar to the rights provided in this Section 7.2(b).

(c)    Undertakings of Participating Sellers.    As a condition of any such registration under Section 7.2(a) or (b), the DI Shareholders electing to participate therein (the “Participating Sellers”) will (i) furnish such information to CTC and take such additional action as CTC and its counsel may reasonably request in connection with such registration statement and the offering contemplated thereby; (ii) agree to indemnify CTC (to the extent reasonably deemed necessary by CTC) with respect to the accuracy of any information so furnished; (iii) pay all (or a pro rata portion, if CTC itself, or other holders of CTC Stock, elect to participate in such registration, of) the underwriting discounts and commissions or brokerage commissions, and the fees and expenses of their own counsel in excess of $10,000, it being understood that all other costs and expenses associated with such registration, including SEC registration fees, printing costs and blue sky fees and expenses will be borne by CTC; and (iv) cooperate with CTC and its representatives to cause such registration statement to become effective at the earliest practicable time. Upon request, CTC will furnish the Participating Sellers with such number of copies of the prospectus related to any such registration statement as the Participating Sellers may reasonably request.

(d)    Indemnification by CTC.    In connection with any offering and registration statement contemplated by the foregoing provisions, CTC shall indemnify each Participating Seller against any and all loss, liability, claim, damage and expense whatsoever (i) arising out of any untrue statement of a material fact contained in such registration statement at the time it becomes effective or the final prospectus or any supplement thereto is filed in connection with such registration statement, or any omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with information furnished to CTC by a Participating Seller for use in such registration statement, prospectus or supplement, or (ii) arising out of any violation by CTC of any law or rule or regulation relating to action or inaction required of CTC in connection with such registration statement or the offering thereunder; provided, however, that CTC shall not be liable hereunder with respect to any claim made against any Participating Seller unless CTC shall be notified in writing of the existence of the claim within thirty days after the assertion thereof in writing; and provided, further, that CTC shall be entitled to participate at its own expense in the defense or, if it so elects within thirty days after receipt of such notice, to assume the defense of any suit brought to enforce any such claim. If a Participating Seller’s right to the indemnification hereinbefore provided for is for any reason held unenforceable although otherwise applicable in accordance with its terms, CTC will contribute to the loss, liability, claim, damage or expense for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to CTC, on the one hand, and such Participating Seller, on the other hand, of the transaction giving rise to such loss, liability, claim, damage or expense and the relative fault of CTC, on the one hand, and such Participating Seller, on the other hand, with respect to such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.

(e)    Underwritten Offerings.    In any case where the shares of CTC Stock registered pursuant to this Section 7.2 are to be sold and distributed by means of or as part of an underwritten public offering,

(i)    if the offering is pursuant to Section 7.2(a), the managing underwriter shall be J. P. Morgan Securities Inc. or such other investment banking firm of national reputation as CTC shall select and to the selection of whom the majority of Participating Sellers shall consent (which consent shall not be unreasonably withheld);

(ii)    CTC will use its best efforts to cause the registration statement to remain current (including the filing of necessary supplements or post-effective amendments) throughout the period commencing on the initial effective date thereof and ending on the earlier of (A) the date on which the underwriting distribution is completed or (B) the expiration of nine months; and

(iii)    CTC will agree to indemnify all participating underwriters and controlling persons thereof, such indemnification to be in substantially the form and to the effect customarily proposed by the managing underwriter in similar transactions, with such modifications therein as may be agreed upon by such underwriters and CTC.

7.3.    Board Representation.

(a)    Designation of Candidate.    CTC will cause Peter C. Rossin or, if he is unable for any reason to serve, a person designated by the DI Shareholders then holding a majority of the Merger Shares and reasonably acceptable to CTC, to be elected to CTC’s Board of Directors as of the Closing Date. Thereafter, during the Standstill Term and subject to the further provisions hereof, CTC’s Corporate Governance Committee (or any other committee of its Board of Directors exercising a similar function) shall recommend to CTC’s Board of Directors that such person or any other person designated by the DI Shareholders then holding a majority of the Merger Shares after consultation with and reasonably acceptable to CTC (any such person including Mr. Rossin being hereinafter referred to as the “DI Designee”) be included and such person shall be included in the slate of nominees recommended by CTC’s Board of Directors to stockholders for election as directors at each annual meeting of stockholders of CTC at which members of the class of directors to which the DI Designee is originally appointed are to be elected, commencing with the next annual meeting of stockholders. In the event that any DI Designee shall cease to serve as a director for any reason, the vacancy resulting thereby shall be filled by another DI Designee. Upon expiration of the Standstill Term, CTC shall have no further obligations under this Section 7.3.

(b)    Acceptability.    Notwithstanding the provisions of this Section 7.3, the DI Shareholders shall not be entitled to designate any person as the DI Designee to CTC’s Board of Directors if the election of such person as a director would result in any violation of any applicable law or order. CTC shall not be obligated to elect to its Board of Directors any person whose service as a member thereof would have or be reasonably likely to have a material adverse effect on CTC’s conduct of its business or such Board’s ability to carry out or discharge its responsibilities. If any such person has been designated by the DI Shareholders and rejected by CTC, the DI Shareholders shall be permitted to designate a substitute DI Designee in accordance with this Section.

7.4.    No Disposition Inconsistent with Reorganization.    Notwithstanding any provisions set forth in this Article VII to the contrary, the DI Shareholders will make no disposition of any of the Merger Shares which, on a stand-alone basis or together with any other dispositions previously made by the DI Shareholders, would disqualify the Merger as a reorganization under sections 368(a)(1)(A) and (a)(2)(D) of the Code, and in no event will the aggregate number of Merger Shares disposed of by the DI Shareholders in the first year of the Standstill Term (including dispositions to Permitted Transferees) exceed 630,000, except dispositions occasioned by the death of a DI Shareholder or a Permitted Transferee or as otherwise contemplated by Section 7.2(a).

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1.    Nature and Survival of Representations.    The representations, warranties, covenants and agreements of CTC, DI, the Warranting Shareholders and the DI Shareholders contained in this Agreement and all statements contained in any Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement shall be deemed to constitute representations, warranties, covenants and agreements of the party delivering the same. All such representations and warranties shall survive the Closing hereunder for a period extending until February 28, 1998, except those set forth in (a) Section 2.27, which, in the event of fraud, shall survive until February 28, 2000, (b) Section 2.14, which shall survive until February 28, 1999 and (c) Section 2.25, which shall not survive the Closing.

8.2.    Indemnification by DI Shareholders.    Subject to the terms and conditions of this Article VIII, the DI Shareholders shall severally (in proportion to their respective DI stockholdings) indemnify, defend and hold harmless CTC and DI from and against:

(a)    any loss, liability, claim, obligation, fine, penalty, damage, deficiency or cost of investigation, remediation or other response activity (collectively, “Damages”) arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement (other than Section 4.7) on the part of DI and the DI Shareholders contained in this Agreement or in any certificate famished to CTC pursuant hereto; and

(b)    any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing for or defending any litigation, settlement or other proceeding) incident to any of the foregoing or the enforcement of this Section 8.2; provided, however, that, notwithstanding anything to the contrary contained herein, no DI Shareholder shall have any obligation to indemnify, defend or hold harmless CTC or DI from and against any (i) Damages arising out of, resulting from or otherwise relating to (x) any violation of, default under, breach of, or conflict with, any Environmental Law or Environmental Permit or (y) the subject matter of Section 2.25 in any manner or (ii) any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing for or defending any litigation, settlement or other proceeding) incident to any of the foregoing.

8.3.    Indemnification by CTC.    (a) CTC shall indemnify, defend and hold harmless the DI Shareholders from and against:

(i)    any Damages arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of CTC contained in this Agreement or in any certificate furnished pursuant hereto; and

(ii)    any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing for or defending any litigation, settlement or other proceeding) incident to any of the foregoing or the enforcement of this Section.

(b)    CTC and DI shall indemnify, defend and hold harmless Mr. Rossin and Mr. Stephans from and against any Damages arising out of or resulting from any third-party or governmental claims relating to any violations or alleged violations of Environmental Laws or Environmental Permits by DI prior to the Closing Date and any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing for or defending any litigation, settlement or other proceeding) incident to any of the foregoing or the enforcement of this Section other than any such Damages, actions, judgments, costs or expenses arising out of or resulting from or otherwise incident to any such claims relating to any such violations by DI’s Forged Products Division if the transactions contemplated by Section 9.3 are consummated.

8.4.    Notification of Actions; Control of Proceedings and Cooperation.    A party potentially entitled to indemnification (“Indemnitee”) hereunder shall give the party under the obligation to provide indemnification hereunder (“Indemnitor”) written notice of any third-party claim for which the Indemnitee, may be entitled to indemnification hereunder specifying the nature of the claim in reasonable detail and amount, all to the extent known, within 60 days after the Indemnitee has knowledge of such third-party claim. The Indemnitor shall have the right, by giving written notice to the Indemnitee within 30 days after receipt of the notice hereinbefore described, to assume control of such defense using counsel of its choice at its expense, If the Indemnitor shall not so assume control of such defense, or, having assumed control, shall fail to defend the claim diligently, the Indemnitee shall retain or reassert control and dispose of the claim without in any way affecting its rights to indemnification hereunder. The parties hereto will cooperate with one another in any defense and the Indemnitee, with respect to any claim, shall be entitled to participate at its own expense in the defense of any such claim following assumption of control of such defense of any such claim by Indemnitor as hereinbefore provided. Except as hereinbefore provided, neither Indemnitee nor Indemnitor shall enter into any agreement, compromise or settlement in respect of any such claim without first obtaining the other party’s written consent thereto, which consent shall not be unreasonably withheld.

8.5.    Limitations.    With respect to any Damages resulting from misrepresentations and breaches of warranties of any party hereto, (a) any calculation of such Damages or costs shall take into account any actual tax benefit realized or tax cost incurred by either the Indemnitee or the Indemnitor in connection therewith, (b) such Damages or costs shall only be a basis for a claim against an Indemnitor to the extent that the aggregate dollar amount of all Damages and costs incurred by an Indemnitee for which such Indemnitee is otherwise entitled to indemnification hereunder have exceeded $1,000,000, and (c) only claims with respect to Damages of which an Indemnitor receives written notice from an Indemnitee prior to the expiration of the relevant survival period specified in Section 8.1 shall survive such expiration and be enforceable as otherwise provided in this Article VIII. Any such written notice, to be effective, must specify with reasonable detail the nature and amount of the indemnity claim.

8.6.    Satisfaction of Claims with CTC Stock.    Any obligation of any DI Shareholder under this Article VIII may be discharged by payment in cash or, in whole or in part at the election of such DI Shareholder, by the delivery to CTC, in negotiable form and free from any lien, security interest, encumbrance or claim, of a certificate or certificates representing on the date of delivery thereof to CTC such number of shares of CTC Stock as shall have an aggregate fair market value (as hereinafter defined) on such date equal to that portion of the obligation for which such election has been made. For purposes of this Section 8.6, the term fair market value of one share of CTC Stock shall mean, with respect to any particular date, the average of the closing sale prices of CTC Stock as reported on the New York Stock Exchange Composite Tape for the immediately preceding ten days on which trading in CTC Stock occurred.

8.7.    Definition of Material Adverse Effect.    For purposes of the determination of any Damages and the application of the indemnification provisions of this Article VIII only, the term “Material Adverse Effect” as such term appears in the representations and warranties of DI and the Warranting Shareholders in Article II hereof (or any qualification or limitation of any such representations and warranties as to materiality) shall exclude the assets, liabilities, revenues and income attributable to DI’s Forged Products Division if the transactions contemplated by Section 9.3 are consummated.

ARTICLE IX

MISCELLANEOUS

9. 1.    Costs, Expenses and Taxes.    CTC and DI will each pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby and by the Plan of Merger, including (a) all costs and expenses stated herein to be borne by a party, and (b) all accounting, legal and appraisal fees and settlement charges.

9.2.    Further Assurances, Cooperation.    At and after the Closing, each party hereto will execute and deliver such further instruments and documents and perform such acts as may be reasonably necessary or appropriate to cause the satisfactory completion and consummation of the transactions contemplated by this Agreement and the Plan of Merger. Following the Closing Date, CTC will use its best efforts to have the DI Shareholders released from any personal guarantees which any of them may have previously given in connection with financing for DI to the extent such guarantees are disclosed in the Disclosure Statement, and CTC will indemnify and hold harmless such DI Shareholders from and against liability thereunder after the Closing Date to the extent so disclosed.

9.3.    Option to Purchase or Sell Forged Products Assets.    Pursuant to the Option Agreement in substantially the form attached hereto as Exhibit E, CTC and Merger Sub will have the option to require Mr. Stephans to purchase from Merger Sub and Mr. Stephans will have the option to require CTC and Merger Sub to sell at any time during the

60-day period immediately following the Closing Date the assets of DI’s Forged Products Division (the “FPD Assets”) and its holding of preferred stock of Stelkast Corporation (the “Stelkast Preferred Stock”), all as more fully described in Schedule 9.03 of the Disclosure Statement. The purchase price for the FPD Assets and Stelkast Preferred Stock shall consist of $2,600,000 in cash and the assumption by the purchaser of specified liabilities, including long-term debt of approximately $1,022,000, accounts payable and accrued expenses, as described on such Schedule 9.03.

9.4.    Post-Closing Access; Preservation of Books and Records.    CTC shall, following the Closing, give to the DI Shareholders and their respective authorized representatives such reasonable access, during normal business hours and upon prior written notice, to books and records of DI (including, without limitation, all books of account and tax records) as the DI Shareholders may reasonably request in connection with (a) the preparation and filing of individual tax returns and (b) the verification of any claim of CTC for indemnification under this Agreement and shall permit the DI Shareholders to make copies of such books and records.

9.5.    Communications.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered, (ii) sent by facsimile transmission (with transmission confirmed), (iii) sent by overnight courier (with delivery confirmed) or (iv) mailed by United States first-class, certified or registered mail, postage prepaid, to the other parties at the following addresses (or at such other address as shall be given in writing by any party to the others):

(a)    If to DI and the DI Shareholders, to:

Dynamet Incorporated
195 Museum Road
Washington, PA 15301

Attention: Peter C. Rossin,
        Chairman of the Board

Fax Number: 412-228-2087

With required copy to:

Kirkpatrick & Lockhart LLP
1500 Oliver Building
Pittsburgh, PA 15222

Attention:    Charles J. Queenan, Jr.

Fax Number:    412-355-6501

(b)    If to CTC, to:

    Carpenter Technology Corporation
    101 W. Bern Street
    Reading, PA 19612-4662

    Attention: John R. Welty,
    Vice President, General
    Counsel and Secretary

    Fax Number: 610-208-3068

With required copy to:

    Dechert Price & Rhoads
    4000 Bell Atlantic Tower
    1717 Arch Street
    Philadelphia, PA 19103-2793

    Attention: Herbert F. Goodrich, Jr.

    Fax Number: 215-994-2222

9.6.    Assignability, Successors and Assigns.    Except as hereinafter contemplated, this Agreement and the rights of the parties hereunder may not be assigned by any party without the prior written consent of the other parties. Notwithstanding the foregoing, nothing herein contained shall prohibit the assignment by CTC of certain or all of its rights hereunder to Merger Sub or one or more other wholly-owned subsidiaries of CTC; provided, however, that no such assignment shall limit or affect CTC’s obligations hereunder; nor shall any assignment by operation of law in connection with the merger, consolidation or dissolution of any party hereto be prohibited. Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives.

9.7.    Governing-Law; Remedies.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof. The parties acknowledge that a breach by a party hereto of the provisions of Article VII will cause irreparable damage to the other parties, the exact amount of which will be difficult or impossible to ascertain, and that such other parties’ remedies at law for any such breach will be inadequate. Accordingly, upon breach or threatened breach of the covenants and undertakings contained in Article VII, such other parties shall be entitled to injunctive or other equitable relief in any court of the United States or any state thereof having jurisdiction.

9.8.    Headings.    The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

9.9.    Amendment and Waiver.    CTC and DI may by mutual written agreement amend this Agreement in any respect. CTC and DI may also (a) extend the time for the performance of any of the obligations of any other party, and (b) waive (i) any inaccuracies in representations by any other party, (ii) compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iii) the fulfillment of any condition that is required prior to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be signed by an authorized representative of the party against whom enforcement of the same is sought.

9.10.    Entire Agreement.    This Agreement and the Exhibits and Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written with respect to the subject matter hereof.

9.11.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be termed an original and all of which together shall constitute one and the same instrument.

9.12.    Appointment of Agent for Delivery.

(a)    Each DI Shareholder hereby irrevocably constitutes and appoints Peter C. Rossin his or her agent and attorney-in-fact (the “Agent for Delivery”) to effectuate the delivery to CTC of the DI Stock held by him or her as contemplated by Section 1.2(b)(ii) hereof, the receipt from CTC of the cash payment and stock certificate contemplated by such Section and the delivery to such DI Shareholder of such cash payment and stock certificate. Any action taken by the Agent for Delivery pursuant to the authority granted hereby will be effective and absolutely binding on each DI Shareholder and without recourse notwithstanding any contrary action of or direction from such DI Shareholder, except in the case of willful misconduct or actions taken in bad faith by the Agent for Delivery. The death or incapacity of any DI Shareholder will not terminate the authority and agency of the Agent for Delivery. CTC will not be obligated to inquire into the authority of the Agent for Delivery and will be fully protected in dealing with the Agent for Delivery in lieu of the several DI Shareholders as to matters set forth herein.

(b)    The Agent for Delivery is hereby fully authorized by the DI Shareholders for each of them and in their respective names to:

(i)    Receive all notices or documents given or to be given to the DI Shareholders in connection with this Agreement or the transactions contemplated hereby;

(ii)    Deliver at the Closing on behalf of the DI Shareholders certificates for the shares of DI Stock owned by each in exchange for the cash payment and a certificate for the shares of CTC Stock to which such DI Shareholder is entitled, all as contemplated by Section 1.2;

(iii)    Sign and deliver to CTC at the Closing a receipt for the cash payment and the certificate representing such shares of CTC Stock;

(iv)    Deliver to CTC at the Closing all such other certificates and documents to be delivered to CTC by such DI Shareholder as hereinbefore provided; and

(v)    Deliver to each DI Shareholder, personally or by registered mail addressed to the address of each such DI Shareholder on the books of DI, the cash and stock certificate referred to in subparagraph (ii) above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DYNAMET INCORPORATED

By:	/s/ PETER C. ROSSIN
Peter C. Rossin Chairman of the Board

By:	/s/ PETER C. ROSSIN
Peter C. Rossin

By:	/s/ ADA E. ROSSIN
Ada E. Rossin, individually and as Trustee under the irrevocable Deeds of Trust each dated July 12, 1989 for the benefit of Katherine Rossin Stephans and Elizabeth Lee Stephans, respectively.

By:	/s/ PETER N. STEPHANS
Peter N. Stephans

By:	/s/ JOAN R. STEPHANS
Joan R. Stephans, individually and as Trustee under the irrevocable Deeds of Trust each dated July 12, 1989 for the benefit of Katherine Rossin Stephans and Elizabeth Lee Stephans, respectively.

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ ROBERT W. CARDY
Robert W. Cardy Chairman of the Board, President & Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

PLAN OF MERGER, dated as of February             , 1997, between DYNAMET INCORPORATED, a Pennsylvania corporation (“DI”), and [DI ACQUISITION CORPORATION], a Delaware corporation (“DIAC”) (such corporations being hereinafter sometimes collectively referred to as the “Constituent Corporations”). All of the outstanding capital stock of DIAC is owned by CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation (“CTC”).

The Boards of Directors of DI, DIAC and CTC have determined that it is advisable and in the best interests of their respective corporations and shareholders that DI be merged into DIAC upon the terms and conditions set forth herein and in that certain Agreement and Plan of Merger dated January 6, 1997 by and among DI, the shareholders of DI and CTC (the “Merger Agreement”) and in accordance with the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the “PA BCL”) and the General Corporation Law of the State of Delaware (the “DE GCL”).

1.    MERGER.    DI shall merge into DIAC (the “Merger”) and the separate existence of DI shall cease. DIAC shall be the surviving corporation of the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue its existence under Delaware law under the name “DYNAMET INCORPORATED.” The Merger shall become effective at the close of business on the date upon which appropriate articles of merger, to which this Plan of Merger will be attached, are filed with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger is filed with the Office of the Secretary of State of the State of Delaware (the “Merger Date”).

2.    CERTIFICATE OF INCORPORATION; BYLAWS.

(a)    Certificate of Incorporation.    The Certificate of Incorporation of DIAC as in effect on the Merger Date, amended to reflect the corporate name specified in Section 1, shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided in the DE GCL.

(b)    Bylaws.    The Bylaws of DIAC as in effect on the Merger Date shall be the Bylaws of the Surviving Corporation until changed as provided therein and in the DE GCL.

3.    CONVERSION OF SHARES OF CAPITAL STOCK.    On the Merger Date, as a result of the effectiveness of the Merger:

(a)    Conversion of DIAC Capital Stock.    Each share of Common Stock, par value $5 per share, of DIAC issued and outstanding immediately prior to the Merger Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Common Stock, par value $5 per share, of the Surviving Corporation.

(b)    Conversion of DI Stock.    Each share of Common Stock, par value $5 per share, of DI (“DI Stock”) issued and outstanding immediately prior to the Merger Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, in lieu of shares or other securities or obligations of the Surviving Corporation, (i) the right to receive $166.0581 in cash and (ii) 9.0704 shares of Common Stock, par value $5 per share, of CTC (“CTC Stock”).

(c)    Effect of Recapitalization.    In the event that, between the date of this Plan of Merger and the Merger Date, and the number of outstanding shares of CTC Stock is increased by a stock split, stock dividend or recapitalization, a proportionate adjustment will be made in the number of shares of CTC Stock into which each share of DI Stock will be converted pursuant hereto.

4.    EXCHANGE OF CERTIFICATES AND CASH PAYMENTS; FRACTIONAL INTERESTS.

(a)    Surrender of DI Stock Certificates.    The stock transfer books of DI shall be closed as of the Merger Date, and the holders of record of outstanding shares of DI Stock as of that date shall be the shareholders entitled to surrender their certificates to CTC, or to an exchange agent to be designated by CTC if CTC determines in its sole discretion to appoint such an agent (if so appointed, the “Exchange Agent”), in exchange for the cash amounts and certificates representing the number of whole shares of CTC Stock to which they are entitled pursuant to the conversion provisions set forth in Section 3(b) hereof. In the event that any transfer or assignment of the record ownership of any of the outstanding shares of DI Stock has occurred which has not been registered in the stock transfer books of DI at or before the Merger Date, or shall occur after the Merger Date, payment of the appropriate cash amount and delivery of the appropriate CTC Stock certificate shall be made to such transferee upon presentation to CTC (or to the Exchange Agent) of the certificates representing such shares of DI Stock, duly endorsed or assigned and accompanied by such documents as may be required to evidence such transfer or assignment and by the amount of any transfer or other taxes due in respect thereof.

(b)    Fractional Interests.    Fractional shares of CTC Stock will not be issued, but in lieu thereof cash in an amount equal to the fractional part of a share of CTC Stock to which a holder of DI Stock would otherwise be entitled multiplied by the Per Share Value (as hereinafter defined), rounded up to the next full cent, will be paid by check by CTC (or the Exchange Agent) to such holder. For purposes of this paragraph, “Per Share Value” shall mean $34.

5.    PAYMENT OF DIVIDENDS.    No holder of a certificate representing shares of DI Stock shall be entitled to receive any dividends with respect to the shares of CTC Stock to which such holder is entitled pursuant hereto, unless and until such holder shall have surrendered such certificate to CTC (or the Exchange Agent, if appointed) for the

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cash amount and the certificates representing the shares of CTC Stock deliverable in exchange therefor. When the exchange is made, dividends which would otherwise have been payable on such shares of CTC Stock, if any, shall then be paid to such holder without interest.

6.    EFFECT OF MERGER.    Upon the effectiveness of the Merger, all of the property, real, personal and mixed, and franchises of each of the Constituent Corporations and all debts due on whatever account to either of them, shall be deemed to be transferred to and vested in the Surviving Corporation without further action and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities and obligations of each of the Constituent Corporations (including any liabilities in respect of demands made by holders of DI Stock dissenting from the Merger) and the liabilities of the Constituent Corporations or of their shareholders, directors or officers shall not be affected, nor shall the rights of the creditors thereof or of any persons dealing with such corporations or any liens upon the property of such corporations be impaired by the Merger, and any claim existing or action or proceeding pending by or against either of such corporations may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be proceeded against or substituted in its place.

7.    INDEMNIFICATION OF DI DIRECTORS AND OFFICERS.

(a)    Undertaking to Indemnify.    From and after the Merger Date and subject to the terms and conditions hereinafter set forth, the Surviving Corporation shall indemnify and hold harmless for a period of six years from the Merger Date, to the fullest extent consistent with and permitted by applicable law, each present and former director and officer of DI (collectively, the “Indemnified Parties”) from and against any threatened, pending or completed action or proceeding brought against any such Indemnified Party in such party’s capacity as a director or officer of DI (individually, a “Claim”) as provided in the articles of incorporation and bylaws of DI as of the date hereof. In the event any claim is asserted or made and written notice thereof is received by the Surviving Corporation within such six-year period, all rights of the Indemnified Parties hereunder in respect of such Claim shall continue until final disposition thereof. The Surviving Corporation, to the fullest extent consistent with and permitted by applicable law, shall periodically advance as incurred reasonable expenses directly related to the defense of a Claim; provided, that the Indemnified Party to whom such expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification hereunder.

(b)    Procedures for Defense of Claims.    In the event of the assertion of any Claim with respect to which the Surviving Corporation may be obligated to indemnify hereunder, the Indemnified Party or Parties against whom such Claim is asserted will promptly notify the Surviving Corporation thereof in writing, specifying the nature of such Claim in reasonable detail and including copies of any pleadings or correspondence relating thereto, and the Surviving Corporation shall assume the defense thereof with legal counsel of its choice, who will be reasonably satisfactory to the Indemnified Party or Parties. The

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Surviving Corporation shall not be responsible for any fees, costs or expenses of other counsel or any other expenses subsequently incurred by any such Indemnified Party in connection with the defense of such Claim, unless the Surviving Corporation fails to assume such defense within 15 days after receipt of written notice of such Claim, in which case such Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay promptly all reasonable fees, costs and expenses of such counsel; provided, however, that the Surviving Corporation shall be obligated for the fees and expenses of only one firm of counsel (together with appropriate local counsel) for all of the Indemnified Parties in respect of any Claim, unless such use of one counsel would present a conflict of interest of such a nature as to render impossible the provision of a reasonably adequate defense for certain of the Indemnified Parties, in which case the Surviving Corporation’s obligation will include the reasonable fees, costs and expenses of separate counsel for such parties. The Indemnified Parties shall cooperate with the Surviving Corporation and each other in the defense of any Claim.

(c)    Settlement Conditions.    No settlement shall be effected by or on behalf of any Indemnified Party without the prior written consent of the Surviving Corporation, which shall not be unreasonably withheld. In addition, the Surviving Corporation shall be released from any further obligation to an Indemnified Party hereunder in respect of any Claim upon the unreasonable refusal of such Indemnified Party to consent to any settlement, compromise or entry of judgment with respect to such Claim which would result in a completerelease of such Indemnified Party from all liability arising from such Claim.

8.    FURTHER ASSURANCE.    If requested by the Surviving Corporation or by its successors or assigns, DI will execute and deliver such instruments and take or cause to be taken such other or further action as the Surviving Corporation may deem necessary or desirable in order to vest or perfect in, or confirm of record or otherwise to, the Surviving Corporation title to and possession of all of its property, rights, privileges, powers or franchises, and otherwise to carry out the purpose hereof.

9.    DIRECTORS OF SURVIVING CORPORATION.    Upon the Merger Date, the following persons shall constitute the Board of Directors of the Surviving Corporation, each of whom shall hold office until the next annual meeting of the shareholders of the Surviving Corporation and until their successors have been duly elected and shall have qualified:

Robert W. Cardy
G. Walton Cottrell
John R. Welty

If, at the Merger Date, any vacancy exists on the Board of Directors it will be filled in the manner provided in the Bylaws of the Surviving Corporation.

10.    DI SHAREHOLDER APPROVAL.    This Plan of Merger has been submitted to and unanimously approved by the shareholders of DI as provided by the PA

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BCL and by CTC as the sole stockholder of DIAC as provided by the DE GCL and, in accordance with the requirements of such law, there shall be filed with the appropriate state authorities such documents, executed in such a manner as may be necessary to effect the Merger at the Merger Date.

11.    TERMINATION OF PLAN.    This Plan of Merger shall be terminated and the Merger abandoned upon termination of the Merger Agreement pursuant to the provisions of Section 6.3 thereof.

12.    MODIFICATION OF PLAN.    This Plan of Merger may be amended or supplemented in any manner at any time and from time to time prior to the Merger Date by mutual consent of the Boards of Directors of the Constituent Corporations, except that no change may be made in the conversion amount set forth in Section 3(b) hereof without the prior approval thereof by the shareholders of DI.

IN WITNESS WHEREOF, each of the Constituent Corporations has executed this Plan of Merger on the date first above written.

DYNAMET INCORPORATED
By:
Peter C. Rossin
Chairman of the Board
[DI ACQUISITION CORPORATION]
By:
Robert W. Cardy
President

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EXHIBIT B-I

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT (“Agreement”) dated February    , 1997 by and among CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation (“CTC”), DYNAMET INCORPORATED, a Delaware corporation formerly known as “DI Acquisition Corporation (“DI”) and PETER C. ROSSIN, formerly a principal shareholder (“Rossin”) of Dynamet Incorporated, a Pennsylvania corporation (“Old DI”) CTC and DI are hereinafter sometimes referred to collectively as the “ Companies.”

The Companies and Rossin are parties to an Agreement and Plan of Merger dated January 6, 1997 (the “Merger Agreement”), which provides for the merger on the date hereof of Old DI with and into DI. It is a condition to the obligations of the parties to the Merger Agreement that this Non-Competition Agreement be executed and delivered by the parties hereto, as an undertaking ancillary to the Merger Agreement.

In consideration of the mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto agree as follows:

1.    PAYMENTS.    In consideration of the covenants and undertakings in Sections 2 and 3 hereof, Rossin has received a cash payment in the amount of $100,000 contemporaneously with the execution and delivery of this Agreement.

2.    CONFIDENTIAL INFORMATION.    Rossin acknowledges that by reason of his relationship with and service to Old DI and his services to the Companies, Rossin has had and will have access to confidential information relating to operations and technology and know-how which have been developed by Old DI and may be developed in the future by the Companies, including, without limitation, information and knowledge pertaining to products and their design and manufacture, methods of operation, sales and profit data, customer and supplier lists and relationships between Old DI and its customers, suppliers and others who have business dealings with it, other information not readily available to the public, and plans for future developments relating thereto. In recognition of the foregoing, Rossin will maintain the confidentiality of all such information and other matters of DI (as the successor to Old DI) and CTC known to Rossin which are not other-wise in the public domain and will not disclose any such information to any person outside the respective organizations of DI and CTC, wherever located, during the term of this Agreement except as required by law or with CTC’s prior written authorization and consent.

3.    COVENANT NOT TO COMPETE.    During the Non-Compete Term, Rossin shall not, unless acting with the prior written consent of CTC, directly or indirectly (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any profit or not-for-profit business or enterprise which at any time during such period designs, manufactures, assembles, sells, distributes or provides products (or related services) in competition with those designed, manufactured, assembled, sold, distributed or provided, or under active development, by Old DI (including all future developments in and improvements on such products and services), other than products (or related services) designed, manufactured, assembled, sold, distributed or provided, or under active development by the Forged Products Division of Old DI (including all future developments in and improvements on such products and services), immediately prior to the effective time of the merger contemplated by the Merger Agreement in any part of the world or (ii) offer or provide employment to, interfere with or attempt to entice away from either of the Companies, either on a full-time or, part-time or consulting basis, any person who then currently is, or who within one year prior thereto had been, employed by DI, Old DI or CTC; provided, however, that this provision shall not be construed to prohibit the ownership by Rossin of not more than 2% of any class of securities of any corporation which is engaged in any of the foregoing businesses that has a class of securities registered pursuant to the Securities Exchange Act of 1934. If Rossin’s spouse engages in any of the restricted activities set forth in the preceding sentence, Rossin shall be deemed to have indirectly engaged in such activities in violation of this covenant.

4.    REMEDIES.    Rossin acknowledges that a breach of the provisions of Section 2 or Section 3 will cause irreparable damage to the Companies, the exact amount of which will be difficult or impossible to ascertain, and that Companies’ remedies at law for any such breach will be inadequate. Accordingly, upon a breach of the covenants and agreements contained in Section 2 or Section 3, the Companies shall be entitled to injunctive or other equitable relief, without posting bond or other security. Rossin shall be liable for any monetary damages awarded by a court of competent jurisdiction to either of the Companies as the result of any breach or violation of the provisions of this Agreement, such liability to be borne in accordance with the judgment of such court.

5.    NON-COMPETE TERM.    The term of this Agreement with respect to which the covenants in Sections 2 and 3 shall remain in effect (the “Non-Compete Term”) shall begin on the date hereof and shall extend for five years thereafter, ending on the fifth anniversary of such date.

6.    NOTICES.    Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by overnight courier or facsimile transmission or by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at the address set forth below:

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(a)    If to DI or CTC, to:

Carpenter Technology Corporation
101 West Bern Street
P. 0. Box 14662
Reading, PA 19612-4662

Attention: John R. Welty,
      Vice President & General
      Counsel

Fax Number: 610-208-3068

(b)    If to Rossin, to:

Mr. Peter C. Rossin
621 Trotwood Circle
Pittsburgh, PA 15241

or to such other person or address as either party shall furnish to the other party in writing. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing if sent by certified or registered mail and on the next day if delivered by overnight courier.

7.    SEVERABILITY.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

8.    UNCONDITIONAL OBLIGATIONS.    This Agreement establishes and vests in Rossin a contractual right to the benefits to which he is entitled hereunder. Except in the event of a material breach by Rossin of the covenants and undertakings in Sections 2 and 3 hereof, the Companies’ obligations under this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Companies or their affiliates may have against Rossin or any other party. Each and every payment made hereunder by the Companies shall be final, and the Companies shall not seek to recover all or any part of such payment from Rossin or from whomsoever may be entitled thereto, for any reasons whatsoever.

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9.    JOINT AND SEVERAL OBLIGATIONS.    Notwithstanding any provision of this Agreement to the contrary, the Companies shall be jointly and severally liable to Rossin and his heirs or estate for all payment obligations under this Agreement.

10.    BINDING EFFECT.    This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Rossin and the successors and assigns of the Companies. CTC and DI shall each require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of their respective assets, by agreement in form and substance satisfactory to Rossin, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that CTC or DI, as the case may be, would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of CTC or DI in accordance with the operation of law and such successor shall be deemed “CTC” or “DI”, as the case may be, for purposes of this Agreement.

11.    MISCELLANEOUS PROVISIONS.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice of law doctrine.

(b)    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(c)    This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof and all prior oral or written agreements and understandings between the parties hereto. This Agreement may be modified only by an agreement in writing executed by the Companies and Rossin.

[Remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION
By:
[Name]
[Title]
DYNAMET INCORPORATED
By:
[Name]
[Title]
By:
Peter C. Rossin

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EXHIBIT B-2

CONSULTING AND NON-COMPETITION AGREEMENT

CONSULTING AND NON-COMPETITION AGREEMENT (“Agreement”) dated February    , 1997 by and among CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation (“CTC”), DYNAMET INCORPORATED, a Delaware corporation formerly known as “DI Acquisition Corporation” (“DI”) and PETER N. STEPHANS, formerly a principal shareholder (“Stephans”) of Dynamet Incorporated, a Pennsylvania corporation (“Old DI”). CTC and DI are hereinafter sometimes referred to collectively as the “Companies.

The Companies and Stephans are parties to an Agreement and Plan of Merger dated January 6, 1997 (the “Merger Agreement”), which provides for the merger on the date hereof of Old DI with and into DI. It is a condition to the obligations of the parties to the Merger Agreement that this Consulting and Non-Competition Agreement be executed and delivered by the parties hereto, as an undertaking ancillary to the Merger Agreement.

In consideration of the mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto agree as follows:

1.    SERVICES.    During the Consulting Term, Stephans will diligently provide consulting services to the Companies on such projects as may be designated by the Chief Executive Officer of CTC and as are reasonable and appropriate in light of Stephans’ former role as President of Old DI (“Services”). During the Consulting Term, Stephans shall make himself available to perform Services on such reasonable basis as may from time to time be agreed with CTC. The Companies will provide such office and secretarial support as Stephans may reasonably require in his performance of Services.

2.    CONSULTING TERM.    The term of this Agreement during which Stephans will provide Services (the “Consulting Term”) shall begin on March 1, 1997 and shall continue for a period of six months, unless sooner terminated as hereinafter provided or extended by mutual agreement.

3.    PAYMENTS.    In consideration of the covenants and undertakings in Sections 1, 7 and 8 hereof, Stephans has received a cash payment in the amount of $3,700,000 contemporaneously with the execution and delivery of this Agreement and will receive additional monthly payments of $135,416.67 throughout the first four years of the Non-Compete Term, payable on the last day of each such month.

4.    EXPENSES.    CTC or DI shall pay or reimburse Stephans for any expenses reasonably incurred by him in furtherance of Services rendered hereunder, including, without limitation, expenses for travel (including automobile operating expenses, meals, hotel accommodations and the like), upon submission by him of vouchers or itemized lists thereof prepared in compliance with such rules and policies relating thereto as CTC may from time to time adopt generally with respect to its executives and consultants and as may be required in order to permit such payments as proper deductions to the Companies under the Internal Revenue Code and the rules and regulations adopted pursuant thereto now or hereafter in effect.

5.    ACCELERATED TERMINATION.    The Consulting Term shall automatically terminate upon the death of Stephans or the date upon which CTC reasonably determines that the state of Stephans’s health no longer permits Stephans to fulfill his responsibilities hereunder, but such termination shall have no effect on the obligation of the Companies to continue to make the payments contemplated by Section 3 hereof.

6.    RELATIONSHIP.    Stephans will act hereunder as an independent contractor with no entitlement to any rights or benefits as an employee of the Companies.

7.    CONFIDENTIAL INFORMATION.    Stephans acknowledges that by reason of his relationship with and service to Old DI and his Services to the Companies, Stephans has had and will have access to confidential information relating to operations and technology and know-how which have been developed by Old DI and may be developed in the future by the Companies, including, without limitation, information and knowledge pertaining to products and their design and manufacture, methods of operation, sales and profit data, customer and supplier lists and relationships between Old DI and its customers, suppliers and others who have business dealings with it, other information not readily available to the public, and plans for future developments relating thereto. In recognition of the foregoing, Stephans will maintain the confidentiality of all such information and other matters of DI (as the successor to Old DI) and CTC known to Stephans; which are not otherwise in the public domain and will not disclose any such information to any person outside the respective organizations of DI and CTC, wherever located, during the term of this Agreement except as required by law or with CTC’s prior written authorization and consent.

8.    COVENANT NOT TO COMPETE.    During the Non-Compete Term, Stephans shall not, unless acting with the prior written consent of CTC, directly or indirectly (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any profit or not-for-profit business or enterprise which at any time during such period designs, manufactures, assembles, sells, distributes or provides products (or related services) in competition with those designed, manufactured, assembled, sold, distributed or provided, or under active development, by Old DI (including all future developments in and improvements on such products and services), other than products (or related services) designed, manufactured, assembled, sold, distributed or provided, or under active development by the Forged Products Division of Old DI (including all future developments in and improvements on such products and services), immediately prior to the effective time of the merger contemplated by the Merger Agreement in any part of the world or (ii) offer or provide employment to, interfere with or attempt to entice away from either of the Companies, either on a full-time or part-time or consulting basis, any person who then currently is, or who within one year prior thereto had been, employed by DI, Old DI or

CTC (other than employees of the Forged Products Division of Old DI); provide, however, that this provision shall not be construed to prohibit the ownership by Stephans of not more than 2 % of any class of securities of any corporation which is engaged in any of the foregoing businesses that has a class of securities registered pursuant to the Securities Exchange Act of 1934. If Stephans’s spouse engages in any of the restricted activities set forth in the preceding sentence, Stephans shall be deemed to have indirectly engaged in such activities in violation of this covenant.

9.    REMEDIES.    Stephans acknowledges that a breach of the provisions of Section 7 or Section 8 will cause irreparable damage to the Companies, the exact amount of which will be difficult or impossible to ascertain, and that Companies’ remedies at law for any such breach will be inadequate. Accordingly, upon a breach of the covenants and agreements contained in Section 7 or Section 8, the Companies shall be entitled to injunctive or other equitable relief, without posting bond or other security. Stephans shall be liable for any monetary damages awarded by a court of competent jurisdiction to either of the Companies as the result of any breach or violation of the provisions of this Agreement, such liability to be borne in accordance with the judgment of such court.

10.    NON-COMPETE TERM.    The term of this Agreement with respect to which the covenants in Sections 7 and 8 shall remain in effect (the “Non-Compete Term”) shall begin on the date hereof and shall extend for five years thereafter, ending on the fifth anniversary of such date.

11.    NOTICES.    Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by overnight courier or facsimile transmission or by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at the address set forth below:

(a)    If to DI or CTC, to:

Carpenter Technology Corporation
101 West Bern Street
P. 0. Box 14662
Reading, PA 19612-4662

Attention:  John R. Welty,
       Vice President & General
       Counsel

Fax Number: 610-208-3068

(b)    If to Stephans, to:

Mr. Peter N. Stephans
601 Trotwood Circle
Pittsburgh, PA 15241

or to such other person or address as either party shall furnish to the other party in writing. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing if sent by certified or registered mail and on the next day if delivered by overnight courier.

12.    SEVERABILITY.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

13.    UNCONDITIONAL OBLIGATIONS.    This Agreement establishes and vests in Stephans a contractual right to the benefits to which he is entitled hereunder. Except in the event of a material breach by Stephans of the covenants and undertakings in Sections 7 and 8 hereof, the Companies’ obligations under this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Companies or their affiliates may have against Stephans or any other party. Each and every payment made hereunder by the Companies shall be final, and the Companies shall not seek to recover all or any part of such payment from Stephans or from whomsoever may be entitled thereto, for any reasons whatsoever.

14.    JOINT AND SEVERAL OBLIGATIONS.    Notwithstanding any provision of this Agreement to the contrary, the Companies shall be jointly and severally liable to Stephans and his heirs or estate for all payment obligations under this Agreement.

15.    BINDING EFFECT.    This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Stephans and the successors and assigns of the Companies. CTC and DI shall each require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of their respective assets, by agreement in form and substance satisfactory to Stephans, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that CTC or DI, as the case may be, would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of CTC or DI in accordance with the operation of law and such successor shall be deemed “CTC” or “DI”, as the case may be, for purposes of this Agreement.

16.    MISCELLANEOUS PROVISIONS.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice of law doctrine.

(b)    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(c)    This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof and all prior oral or written agreements and understandings between the parties hereto. This Agreement may be modified only by an agreement in writing executed by the Companies and Stephans.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION
By:
[Name]
[Title]
DYNAMET INCORPORATED
By:
[Name]
[Title]
Peter N. Stephans

EXHIBIT C

February    , 1997

Carpenter Technology Corporation
101 West Bern Street
Reading, PA 19601

Ladies and Gentlemen:

We have acted as counsel for Dynamet Incorporated, a Pennsylvania corporation (the “Company”), in connection with the Agreement and Plan of Merger dated January 6, 1997 (the “Merger Agreement”) by and among the Company, the shareholders of the Company (the “Shareholders”) and Carpenter Technology Corporation, a Delaware corporation (“CTC”). This letter is being delivered to you pursuant to Section 6.1(c) of the Merger Agreement. Capitalized terms used herein without definition have the meanings set forth in the Merger Agreement.

In connection with the preparation of this letter, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary, including examination of the originals or certified copies or copies otherwise identified to our satisfaction as being true copies of the originals of the following:

a.    The Merger Agreement;

b.    The Plan of Merger, dated as of February    , 1997 (the “Plan of Merger”), between the Company and Merger Sub;

c.    Resolutions adopted by the Board of Directors and shareholders of the Company on             and             respectively;

d.    The certificate of merger, dated February    , 1997, to be filed with the Secretary of State of the State of Delaware and the articles of merger, dated February    , 1997, to be filed with the Department of State of the Commonwealth of Pennsylvania in connection with the Merger (the “State Merger Filings”); and

e.    The Articles of Incorporation and the By-Laws of the Company, as amended to date.

In addition, with your permission, we have relied without independent investigation on a certificate of the Senior Vice President, Chief Financial Officer and Treasurer of the Company, a copy of which is attached hereto, in connection with the matters addressed in paragraph 5 below. With respect to factual matters, with your permission, we have relied on the representations and warranties of the Company and the Shareholders (to the extent applicable) in the Merger Agreement and on certificates of governmental officials and have not independently investigated the accuracy of such representations and certificates.

In making such examinations and inquiries and rendering the opinions on the matters set forth below, we have assumed, with your consent and without independent investigation or examination: (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied or photostatic copies or as exhibits, and the authenticity of the originals of such documents; (b) the due completion, execution, acknowledgement (where provided for in the applicable documents) and delivery of all documents and instruments, other than the due execution and delivery of the Merger Agreement by the Company and the Shareholders; (c) that CTC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (d) that CTC has the requisite corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder and all such actions have been duly and validly authorized by all necessary proceedings on its part and on the part of its stockholders; (e) that the Merger Agreement constitutes the legal, valid and binding obligation of CTC enforceable against CTC in accordance with its terms; and (f) that all certificates and telegraphic or telephonic confirmations given by governmental officials have been properly given and are accurate. We express no opinion with respect to any matter that is’ affected by any actual fact or circumstance that is inconsistent with or contrary to any assumption set forth in this letter or any factual statement set forth in any certificate or document on which we have relied.

Whenever our opinion is indicated to be based on our knowledge, we are referring to the actual knowledge of attorneys presently with this Firm who have devoted substantive attention to matters directly related to the Merger Agreement.

We are opining herein only as to the effect on the subject transactions of the laws of the Commonwealth of Pennsylvania (excluding conflicts of laws rules) and the federal laws of the United States of America (to the extent specifically referred to herein), all as in effect on the date hereof. Accordingly, we are not opining on, and we assume no responsibility as to, the applicability to or effect on any of the matters covered herein of any other laws, including the laws of any other jurisdiction.

On the basis of and subject to the foregoing, we are of the opinion that:

1.    The Company is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

2.    The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $5 per share, of which 305,616 are issued and outstanding. All of such outstanding shares have been duly authorized and, to our knowledge, have been validly issued, are fully paid and non-assessable and were not issued in violation of the terms of any agreement or other understanding binding upon the Company. To our knowledge, there are (i) no outstanding or unexercised options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of the Company to which the Company is a party and (ii) no securities issued by the Company convertible into or exchangeable for any such capital stock.

3.    The Company has the requisite corporate power and authority to execute and deliver the Merger Agreement and the Plan of Merger and to perform its obligations thereunder and has taken all corporate action necessary (including unanimous approval of the Merger Agreement by the Shareholders) to execute and deliver the Merger Agreement and the Plan of Merger. The Merger Agreement and the Plan of Merger have been duly executed and delivered by the Company and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (h) the refusal of a particular court to grant equitable remedies including, without limitation, specific performance or injunctive relief, and (iii) general principles of equity (regardless whether such remedies are sought in a proceeding in equity or at law).

4.    To our knowledge, other than the State Merger Filings and the filings required under the H-S-R Act, no filings are required to be made by the Company with, nor are any consents, approvals, registrations or authorizations required to be obtained by the Company from, any governmental authority or regulatory agency in connection with the execution and delivery by the Company of the Merger Agreement and the Plan of Merger or the consummation by the Company of the transactions contemplated thereby, except for any consents, approvals, authorizations or registrations the failure to obtain which and any filings the failure to make which are not likely to have a Material Adverse Effect.

5.    Except as disclosed in the Disclosure Statement, the execution and delivery of the Merger Agreement by the Company do not, and its consummation of the transactions contemplated thereby will not, (i) contravene any provision of the Articles of Incorporation or By-laws of the Company, as amended to date, or (ii) conflict with or result in a breach of or constitute a default (or an event which would with the passage of time or the giving of notice or both constitute a default) under any agreement or contract listed on Schedule 2.13 of the Disclosure Statement, except for such conflicts, breaches or defaults which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

This letter is furnished to you specifically in connection with the Merger Agreement and solely for your information and benefit. It may not be relied upon by you in any other connection, and it may not be relied upon by any other person for any purpose. It may not be assigned, quoted or used without our prior written consent. This letter is rendered as of the date hereof, and we have not undertaken to supplement this letter with respect to factual matters or changes in law that may occur hereafter. It is limited to the matters set forth herein and no opinion may be inferred or implied beyond the matters expressly stated herein.

Yours truly,

EXHIBIT D

OPINION OF COUNSEL FOR CTC

(i)    CTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted and to enter into the Agreement and to perform its obligations thereunder.

(ii)    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into the Plan of Merger and to perform its obligations thereunder.

(iii)    The Merger Shares will be duly authorized, validly issued and fully paid and non-assessable, will not be issued in violation of the terms of any agreement or other understanding binding upon CTC known to such counsel, and are duly listed and admitted to trading on the NYSE.

(iv)    The execution, delivery and performance of the Agreement by CTC and the Plan of Merger by Merger Sub have been duly authorized by all necessary corporate action on the respective parts of CTC and Merger Sub; and the Agreement and the Plan of Merger have been duly executed and delivered respectively by CTC and Merger Sub and constitute the legal, valid and binding obligations of CTC and Merger Sub, respectively, enforceable in accordance with their respective terms, except as such enforceability may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance or other similar laws (including court decisions) now or hereafter in effect affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant equitable remedies, including without limitation specific performance or injunctive relief, and (c) general principles of equity (regardless whether such remedies are sought in a proceeding in equity or at law).

(v)    The execution and delivery of the Agreement and the Plan of Merger do not, and the consummation of the Merger and the other transactions contemplated thereby and the compliance with the terms, conditions and provisions of the Agreement and the Plan of Merger by CTC and Merger Sub, will not (a) contravene any provision of the certificate of incorporation or bylaws of either CTC or Merger Sub (the “Corporate Documents”); (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any material indenture, mortgage, loan or credit agreement or any other agreement or instrument to which CTC or Merger Sub is a party or by which CTC or Merger Sub or any of their respective assets may be bound or affected and which after due inquiry is known to such counsel (collectively, the “Agreements”), or any material judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign and which after due inquiry is known to such counsel (collectively, with the Agreements and the Corporate Documents, the “Governing Instruments”), or any applicable law, rule or regulation, any of which, individually or in the aggregate, would have a CTC MAE; (c) result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon CTC’s or Merger Sub’s assets or give to others any interests or rights therein under any Governing Instrument which would have a CTC MAE; (d) result in the maturation or acceleration of any material liability or obligation of CTC or Merger Sub in excess of $100,000 (or give others the right to cause such an acceleration or maturation) under any Governing Instrument which would have a CTC MAE; or (e) result in the termination of or loss of any material right (or give others the right to cause such a termination or loss) under any Governing Instrument.

(vi)    To such counsel’s knowledge, no order of any court, arbitrator or governmental, regulatory or administrative agency or commission is in effect which restrains or prohibits the transactions contemplated by the Agreement and the Plan of Merger and no action or proceeding by or before any court, arbitrator or governmental, regulatory or administrative agency or commission challenging any of the transactions contemplated by the Agreement and the Plan of Merger or seeking monetary relief by reason of the consummation of such transactions is pending or threatened.

(vii)    No consent, approval or authorization of, or registration or filing with, any governmental authority or other regulatory agency is required in connection with the execution and delivery of the Agreement by CTC or the Plan of Merger by Merger Sub or the consummation of the transactions contemplated thereby except such as have been made or obtained (including the filing of the State Merger Filings with and the acceptance thereof by the Department of State of the Commonwealth of Pennsylvania and the Office of the Secretary of the State of Delaware), and all proceedings required by law or by the provisions of the Agreement to be taken by CTC and Merger Sub in connection with the due consummation of the transactions contemplated by the Agreement and the Plan of Merger have been duly and validly taken.

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EXHIBIT E

OPTION AGREEMENT

THIS OPTION AGREEMENT (“Option Agreement”) is made this              day of February, 1997 by and between DYNAMET INCORPORATED, a Delaware corporation (“New Dynamet”), and PETER N. STEPHANS (“Buyer”).

WITNESSETH:

WHEREAS, New Dynamet is the surviving corporation of the merger of Dynamet Incorporated, a Pennsylvania corporation, into New Dynamet, a wholly-owned subsidiary of Carpenter Technology Corporation; and

WHEREAS, New Dynamet owns certain assets related to its Forged Products Division and all the outstanding preferred stock of Stelkast Incorporated (together, the “Assets”); and

WHEREAS, New Dynamet desires to acquire an option to sell the Assets to Buyer, and Buyer is willing to grant such an option to New Dynamet, on the terms and conditions set forth herein; and

WHEREAS, Buyer desires to acquire an option to purchase the Assets from New Dynamet, and New Dynamet is willing to grant such an option to Buyer, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and intending to be legally bound hereby, agree as follows:

1.    Buyer hereby grants to New Dynamet an option (“New Dynamet’s Option”) for sixty (60) days beginning on the date hereof (the “Option Period”) to sell the Assets to Buyer, in connection with which Buyer will assume certain liabilities associated with the Assets (“Assumed Liabilities”) and New Dynamet hereby grants to Buyer an exclusive option (“Buyer’s Option”) for the Option Period to purchase the Assets and assume the Assumed Liabilities.

2.    New Dynamet shall exercise New Dynamet’s Option by giving Buyer written notice thereof. Such notice shall be deemed to have been duly given if (i) personally delivered, (ii) sent by facsimile transmission (with transmission confirmed) or (iii) sent by overnight courier (with delivery confirmed), and shall be addressed to Peter N. Stephans, 601 Trotwood Circle, Pittsburgh, PA 15241, telecopy number: (412) 831-2309.

3.    Buyer shall exercise Buyer’s Option by giving New Dynamet written notice thereof. Such notice shall be deemed to have been duly given if (i) personally delivered, (ii) sent by facsimile transmission (with transmission confirmed) or (iii) sent by overnight courier (with delivery confirmed), and shall be addressed or delivered as follows: to New Dynamet at 195 Museum Road, Washington, PA 15301, Attention: Robert J. Dickson, Senior Vice President, Chief Financial Officer and Treasurer with a copy to Carpenter Technology Corporation, 101 W. Bern Street, Reading, PA 19612-4662, Attn: John R. Welty, Vice President, General Counsel and Secretary, telecopy number: (610) 208-3068.

4.    If New Dynamet or Buyer exercises its respective Option, Buyer shall select a date for the closing of the purchase of the Assets and shall give notice of such date to New Dynamet at 195 Museum Road, Washington, PA 15301, Attention: Robert J. Dickson, Vice President—Finance and Treasurer. Such date shall be not less than five nor more than fifteen days after the date that notice of exercise of the applicable Option is delivered to Buyer or New Dynamet. At such closing, the Assets shall be transferred in accordance with the terms of the asset purchase agreement in the form attached hereto as Annex 1 (the “Asset Purchase Agreement”). Upon exercise by Buyer or New Dynamet of its respective Option, the other Option provided for in this Agreement shall terminate.

5.    During the Option period, New Dynamet will give to Buyer and Buyer’s agents, representatives and consultants full access, at all reasonable times and upon reasonable notice to New Dynamet, to the Assets and to all of New Dynamet’s records relating to the Assets.

6.    (a)    This Option Agreement, the Annex attached hereto and all schedules, exhibits and documents referenced therein represent the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified except in a writing signed by both parties.

(b)    This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws doctrine.

(c)    The right to acquire the Assets in accordance with the Asset Purchase Agreement may be assigned by Buyer to any entity in which Buyer has an ownership interest.

(d)    This Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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(e)    This Option Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first set forth above.

DYNAMET INCORPORATED
By:
Title:
Peter N. Stephans

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ANNEX 1

Asset Purchase Agreement (this “Agreement”), dated as of        , 1997, by and between Dynamet Incorporated, a Delaware corporation (“Seller”), and            , a                    “Buyer”).

Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, all of Seller’s assets and certain of Seller’s liabilities relating to Seller’s Forged Products Division and all of the preferred stock of Stelkast Incorporated, a Pennsylvania corporation (“Stelkast”), owned by Seller on the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants and agreements contained herein, Seller and Buyer, each intending to be legally bound hereby, agree as set forth below:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.01.    Definitions.    As used in this Agreement, the following terms have the meanings specified in this Section:

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business” means the business of the Forged Products Division conducted by Seller at 124 Hidden Valley Road, McMurray, Pennsylvania 15317.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, easement, lien, encroachment or claim of any kind or nature whatsoever or any item similar or related to the foregoing,

“Governmental Body” means any court, government (federal, state, local or foreign), commission, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

“Law” means any applicable federal, state, municipal, local or foreign statute, law, rule, regulation, judgment or order of any kind or nature whatsoever, including any judgment or order of any Governmental Body.

“Liabilities” with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due,

accrued, fixed, absolute, matured, determined, determinable or contingent, whether or not incurred directly by such Person or by any predecessor of such Person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

“Other Agreement” means each other agreement or document to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Body or any other legal entity.

“Stelkast Stock” means the 3,500 currently outstanding shares of Class A 10% Cumulative Preferred Stock, par value $.01 per share, of Stelkast, plus such additional shares of such stock as may be issued by Stelkast to Seller at or before the Closing.

“Transitional Services Agreement” means the agreement by and between Seller and Buyer providing, inter alia, for certain accounting, personnel, information systems, cash management and administrative services to be provided for a period of six months following the Closing Date by Seller to Buyer.

1.02.    Construction.    As used herein, unless the context otherwise requires: (i) references to “Article” or “Section” are to an article or section hereof; (ii) all “Exhibits” and “Schedules” referred to herein are to exhibits and schedules attached hereto and are incorporated herein by reference and made a part hereof, (iii) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

ARTICLE 11
THE TRANSACTION

2.01.    Sale and Purchase of Assets.    At the closing under this Agreement (the “Closing”), Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, i) all of Seller’s right, title and interest in and to the properties, assets and rights of Seller that are used in or are related to the conduct of the Business, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and (ii) the Stelkast Stock (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include the following assets owned by Seller and used in the Business:

(a)    all those certain lots and pieces of ground, together with the buildings, structures and other improvements erected thereon, and all easements, rights and privileges

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appurtenant to any of the foregoing, owned by Seller and located in Peters Township, McMurray, Pennsylvania (“Real Property”), as more particularly described in Schedule 2.01(a);

(b)    all of the inventory, personal property, machinery, equipment, computers, vehicles, supplies, tools, furniture and fixtures that are owned by Seller and used in the Business, including those described in Schedule 2.01(b);

(c)    all know-how, trade secrets, trademarks, trader names, service marks, logos, licenses, patents, copyrights and applications and registrations, if applicable, for any of the foregoing (“Intellectual Property”) owned by Seller and used in the Business, including those described in Schedule 2.01(c);

(d)    all rights of Seller under the purchase and sales orders and contracts, license agreements, supply agreements, labor contracts and other contracts and agreements to which Seller is a party and that relate to the Business (“Contracts”), including those listed in Schedule 2.01(d); and

(e)    all of Seller’s cash, trade and other notes and account receivables (including accounts receivable from Stelkast), advance payments and prepaid items and expenses arising from the Business.

2.02.    Retained Assets.    Seller shall retain and the Purchased Assets shall not include the following assets: (i) the consideration to be delivered to Seller pursuant to this Agreement, (ii) Seller’s minute book, stock book and seal, (iii) all claims, choses in action, causes of action and judgments in respect of any Retained Liability, and (iv) all of the Seller’s assets, properties and rights related to businesses of Seller other than the Business (collectively, the “Retained Assets”).

2.03.    Assumption of Liabilities.    At the Closing, Buyer shall, pursuant to an Assumption Agreement substantially in the form of Exhibit 1 (the “Assumption Agreement”), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, (a) the Liabilities of Seller listed in Schedule 2.03, (b) the Liabilities of Seller specified pursuant to the express terms of the Contracts and (c) any Liabilities occurring on or before February     , 1997 relating to or arising from (i) any environmental condition on the Real Property or any non-compliance with any existing environmental statute, ordinance, regulation or other governmental requirement, permit, license or registration (“Environmental Laws”), in connection with the operation of the Business, or (ii) the generation, treatment, transportation, storage, recycling, disposal or release by the Business of any toxic, hazardous or polluting substance or waste, including petroleum or radioactive materials, regulated under Environmental Laws (collectively, the “Assumed Liabilities”).

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2.04.    Retained Liabilities.    Except for the Assumed Liabilities, Buyer does not hereby, and shall not, assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of Seller (i) existing on the Closing Date or (ii) arising out of any transactions entered into, or any state of facts existing, prior to or on the Closing Date or (iii) arising after the Closing Date with respect to any assets other than the Purchased Assets (the “Retained Liabilities”), and Seller shall pay and satisfy when due all Retained Liabilities.

2.05.    Purchase Price.    The aggregate purchase price for the Purchased Assets shall be $2,600,000 and the assumption of the Assumed Liabilities (the “Purchase Price”). At the Closing, the Purchase Price shall be paid by Buyer to Seller as follows: (i) $2,600,000 by wire transfer of immediately available funds; and (ii) by Buyer’s execution and delivery of the Assumption Agreement.

2.06.    Closing.    The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated hereby shall take place at 10:00 o’clock A.M., local time, on             , 1997 at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, Pennsylvania, or at such other time, date or place as the parties agree (the “Closing Date”).

2.07.    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 2.07. Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

2.08.    Passage of Title.    Title to all Purchased Assets shall pass from Seller to Buyer at the Closing, subject to the terms and conditions of this Agreement. Buyer assumes no risk of loss to the Purchased Assets prior to the Closing.

2.09.    Certain Consents.    Nothing in this Agreement shall be construed as an attempt to assign any Contract, permit, franchise or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer with the full realization and value of every Contract, permit, franchise and claim of the character described in the immediately preceding sentence, Seller after the Closing, shall, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for Seller) and do or cause to be done all such things as shall in the opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of Seller under such Contracts, permits, franchises and claims shall be preserved for the benefit of

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Buyer and (ii) to facilitate receipt of the consideration to be received by Seller in and under every such Contract, permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer, Nothing in this Section shall in any way diminish Seller’s obligation to obtain all consents and approvals and to take all such other actions prior to or at the Closing as are necessary to enable Seller to convey or assign valid title to all the Purchased Assets to Buyer.

2.10.    Pension Plans.    At Buyer’s election, Seller shall transfer from its pension plans to one or more plans established by Buyer the accrued benefits of transferring employees and an amount of assets sufficient to comply with the requirements of Section 414(l) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

3.01.    Organization.    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties, carry on the Business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

3.02.    Authorization; Enforceability.    This Agreement and each Other Agreement to which Seller is or is to become a party have been or will be duly executed and delivered by Seller and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by Seller.

3.03.    Encumbrances on Purchased Assets.    Seller has not created or permitted to exist any Encumbrances upon the Purchased Assets except those existing prior to the effective time of the merger of Dynamet Incorporated with and into Seller.

3.04.    Finders’ Fees.    Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders’ fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

4.01.    Organization.    Buyer is a                     duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the [corporate] power and authority to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

4.02.    Authorization; Enforceability.    This Agreement and each Other Agreement to which Buyer is or is to become a party have been or will be duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by Buyer.

4.03.    Finders’ Fees.    Neither Buyer nor any of its officers[, directors] or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders’ fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

ARTICLE V
DELIVERIES AT CLOSING

5.01.    Deliveries by Seller.    Seller shall deliver or cause to be delivered to Buyer at the Closing:

(i)    A general warranty deed or deeds to the Real Property in a form acceptable to Buyer, duly executed and acknowledged by Seller.

(ii)    A general warranty bill of sale and instrument of assignment to the other Purchased Assets in a form acceptable to Buyer, duly executed by Seller.

(iii)    Assignments of all transferable or assignable Contracts, Intellectual Property and licenses, permits and warranties relating to the Purchased Assets, duly executed by Seller and in forms acceptable to Buyer.

(iv)    Certificates representing the Stelkast Stock, which certificates will be in negotiable form with stock powers duly executed in blank and all requisite stock transfer stamps attached.

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(v)    Title certificates to any motor vehicles included in the Purchased Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles).

(vi)    Any other assignments or certificates necessary or appropriate to legally and validly transfer title of any Purchased Assets to Buyer, duly executed by Seller and in forms acceptable to Buyer.

(vii)    The Transitional Services Agreement.

(viii)    A certificate of the Secretary of Seller setting forth all resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the Other Agreements and the performance by Seller of the transactions contemplated hereby and by the Other Agreements.

(ix)    Such other documents as Buyer may reasonably request.

5.02.    Deliveries by Buyer.    Buyer shall deliver or cause to be delivered to Seller at the Closing:

(i)    A wire transfer in accordance with Section 2.05 pursuant to the wire transfer instructions delivered by Seller to Buyer in writing at least five days prior to the Closing.

(ii)    The Assumption Agreement.

(iii)    A certificate of the [Secretary) of Buyer setting forth all resolutions of the [Board of Directors) of Buyer authorizing the execution and delivery of this Agreement and the Other Agreements and the performance by Buyer of the transactions contemplated hereby and by the Other Agreements.

(iv)    Such other documents as Seller may reasonably request.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS: INDEMNIFICATION

6.01.    Survival of Representations.    The representations and warranties made in this Agreement or pursuant hereto shall survive the Closing.

6.02.    Indemnification by Seller.    Seller shall indemnify, defend, save and hold Buyer and its officers, [directors employees, agents and other Affiliates (collectively, “Buyer Indemnitees”) harmless from and against any and all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities,

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costs and expenses (including reasonable legal fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Buyer Damages”) asserted against, imposed upon, resulting to, required to be paid by, or incurred by, any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, or resulting from, (i) any Retained Liability, (ii) Seller’s operation of the Business from February     , 1997 to the Closing Date or (iii) any misrepresentation or breach of warranty by Seller.

6.03.    Indemnification by Buyer.    Buyer shall indemnify, defend, save and hold Seller and its officers, directors, employees, agents and other Affiliates (collectively, “Seller Indemnitees”) harmless from and against any and all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Seller Damages”) asserted against, imposed upon, resulting to, required to be paid by, or incurred by, any Seller Indemnitees, directly or indirectly, in connection with, arising out of, or resulting from, (i) any Assumed Liability, (ii) Buyer’s operation of the Business after the Closing Date or (iii) any misrepresentation or breach of warranty by Seller.

6.04.    Notice of Claims.    If any Buyer Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Buyer Damages or Seller Damages, as the case may be, (“Damages”) for which it is entitled to indemnification under this Article VI, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party’s rights under this Article VI or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

6.05.    Third Party Claims.    The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit with respect to which it intends to claim any Damages, and the Indemnified Party may compromise or settle the same; provided, that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such claim, action or suit through counsel chosen by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake control of the conduct and settlement of any such claim, action or suit, (i) the Indemnifying Party shall not thereby

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permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such claim, action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any Damages, including fees and expenses of counsel for the Indemnified Party incurred prior to the assumption of the control of such claim, action or suit by the Indemnifying Party.

ARTICLE VII
MISCELLANEOUS

7.01.    Costs and Expenses.    Buyer and Seller shall each pay its respective expenses, and Seller shall pay all of the pre-Closing expenses of Seller and Stelkast incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by Buyer, other than real estate transfer taxes which shall be born equally by Buyer and Seller.

7.02.    Proration of Expenses.    All accrued expenses associated with the Real Property, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Buyer and Seller as of the Closing Date. Buyer and Seller shall settle such amounts on                 , 1997.

7.03.    Further Assurances.    Seller shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without farther consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Buyer.

7.04.    Notices.    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

9

(a)    if to Buyer, to:

Peter N. Stephans
601 Trotwood Circle
Pittsburgh, PA 15241
Telecopy: (412) 831-2309

with a required copy to:

Kirkpatrick & Lockhart LLP
1500 Oliver Building
Pittsburgh, PA 15222
Telecopy: (412) 355-6501
Attention:    Charles J. Oueenan, Jr.

(b)    if to Seller, to:

Dynamet Incorporated
195 Museum Road
Washington, PA 15301
Telecopy: (412) 229-4131
Attention:    Robert J. Dickson
Senior Vice President, Chief Financial Officer and Treasurer

with required copies to:

Carpenter Technology Corporation
101 W. Bern Street
Reading, PA 19612-4662
Telecopy: (610) 208-3068
Attention:    John R. Welty
Vice President, General Counsel and Secretary

Dechert Price & Rhoads
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103-2793
Telecopy: (215) 994-2222
Attention:    Herbert F. Goodrich, Jr.

Either party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other party hereto in conformity with the foregoing.

7.05.    Assignment; Governing Law.    This Agreement and all the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by either party hereto without the prior written

10

consent of the other party hereto. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws doctrine.

7.06.    Amendment and Waiver; Cumulative Effect.    To be effective, any amendment of or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of either party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

7.07.    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the par-ties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Article VI.

7.08.    Severability.    If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party, Upon a determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.9.    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall be deemed to be one and the same instrument.

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DYNAMET INCORPORATED

By:
Title:

[BUYER]

By:
Title:

12

SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Dated January 6, 1997

By and Among

DYNAMET INCORPORATED,

THE SHAREHOLDERS OF DYNAMET INCORPORATED

and

CARPENTER TECHNOLOGY CORPORATION

DYNAMET INCORPORATED

INDEX TO SCHEDULES

Schedule	Description
2.01	Jurisdictions Where Qualified
2.02	Capital Stock
2.03	Affiliated Company
2.05	Violation of Laws or Agreements
2.06	Financial Statement
2.07	Undisclosed Liabilities
2.08	Changes Since Balance Sheet Date
2.09	Taxes
2.10	Inventories
2.11	Accounts Receivable
2.12	Pending Litigation or Proceedings
2.13	Contracts, Leases and Other Commitments
2.14	Permits and Registrations
2.15	Necessary Consents and Approvals
2.16	Liens
2.17	Real Estate Interests
2.18	Permitted Related Party Transactions
2.20	Compensation Arrangements and Bank Accounts
2.21	Labor Relations
2.22	Insurance Policies
2.23	Patents and Intellectual Property Rights
2.24	ERISA Disclosures

2.25	Environmental Matters
4.01	Assets to be Distributed
5.07	Supplemental Employee Retirement Programs
9.03	FPD Assets and Stelkast Preferred Stock

SCHEDULE 2.01

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Jurisdictions Where  Qualified

Item 2. 1.	Dynamet is registered as a foreign corporation in California and Florida. Dynamet has not attempted to become qualified in other locations where inventory is consigned.

SCHEDULE 2.02

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Capital Stock

Item 2.2.	Common Stock:
	Authorized =	10,000,000 shares
	Outstanding =	305,616 shares

Copies of Dynamet’s by-laws, which were updated as of October 23, 1996, have been provided to CTC.

Dynamet repurchased stock from shareholders and stock options from employees prior to electing Subchapter S status.

SCHEDULE 2.03

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Affiliates

Item 2.3.    Dynamet, through its Chief Executive Officer and President, controls the following corporations:

Stelkast Incorporated1
Pointe South Enterprises Corporation2
Dynamet Technologies Incorporated3
Dynamet Powder Products Incorporated3

[1]	See item 9.3.
[2]	See item 4. 1 (c)(vii).
[3]	Inactive, “name holding” subsidiary of Dynamet.

SCHEDULE 2.05

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Violation of Laws or Agreements

Item 2.5(b).    The sale of assets of the Forged Products Division to Peter Stephans, if consents are required, could result in a “default” under agreements related to the debt of the Forged Products Division to be assumed on the sale of such Division. These agreements have been provided to CTC.

Item 2.5(d).    As a result of this agreement and the retirement of Peter Rossin, Viola Taboni might decide to retire which would result in a liability to her under a supplemental retirement agreement. A copy of this agreement has been provided to CTC. This liability would not exceed $200,000. We understand that Viola Taboni might elect to retire in early 1997.

Item 2.5(e).    The sale of assets of the Forged Products Division to Peter Stephans could result in certain customer contracts requiring assignment to the new corporation.

SCHEDULE 2.06

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Financial Statements

Item 2.6.    The unaudited financial statements as of November 30, 1996, have not been prepared in accordance with generally accepted accounting principles for the following reasons:

—	The footnotes contained with the November 30 financial statements might not reflect all disclosures required by GAAP.

—	The interim financial statements are not based on the last-in, first-out method of accounting for inventory.

—	The financial statements do not contain the expense for employee bonuses paid in November 1996. This expense was deferred until year end closing.

—
The assets related to Stelkast Preferred Stock and the Forged Products Division identified for sale to Peter Stephans have not been segregated on the balance sheet and any financial reporting loss on the sale has not been reflected in the financial statements.

—	Accruals for supplemental retirement plans have not been adjusted to reflect changes in circumstances resulting from this agreement.

—
Assets, such as the corporate airplane, PCR/PNS insurance policies, Pointe South preferred stock, etc. to be distributed to shareholders have not been disclosed in the financial statements or segregated on the balance sheet.

—	Subsequent to December 31, 1995, the reserve for the investment in the preferred stock of Stelkast has not been increased.

—	Inventories have not been measured by a physical inventory since December 31, 1995.

—	Miscellaneous accruals and depreciation expense have not been updated to reflect a year end closing since December 31, 1995.

—	The financial statements include accruals for tax liabilities that might not become payable.

—	The notes to the financial statements do not fully reflect related party transactions, including transactions with Stelkast.

—	The notes to the financial statements do not reflect updated commitments for inventory and capital expenditures.

SCHEDULE 2.07

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Undisclosed Liabilities

Item 2.7(a).    Tax liabilities for the State of California are subject to determination of taxable income and the preparation of a corporate tax return(s).

Pennsylvania capital stock returns are subject to determination of a capital stock value and preparation of a corporate tax return(s).

Item 2.7(b).    See Schedule 2.06.

Item 2.7(c).    Dynamet has an exclusive contract to supply Huck International for the period July 1, 1996 to June 30, 1997. A provision of the contract provides for a rebate to Huck based on their annual volume of purchases. A copy of the rebate provision and the overall contract with Huck International has been provided to CTC.

Item 2.7(c).    Also see item 2.13(i) for costs of removal of cyanide bath.

Item 2.7(c).    Liability, if any, that Dynamet might have to customers as a result of shipping the Oremet material associated with the high density inclusion (HDI) problem has not been reflected in the financial statements. A technical description of this problem, prepared by Oremet as of November 23, 1996, has been provided to CTC. A list of sales of this material to customers is attached (reference V), Under date of December 19, 1996, the Chief Financial Officer of Dynamet received a letter from Oremet outlining Oremet’s policy for reimbursing Dynamet for costs incurred by Dynamet and its customers as a result of this problem. A copy of this letter has been delivered to CTC.

SCHEDULE 2.08

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Changes Since Balance Sheet Date

Item 2.8(a)    Changes in business.

—
In early 1996, Osteonics Corporation informed David Tenison, Vice President and General Manager of the Forged Products Division, that they planned to produce 50% of their orthopedic cups at Osteonics and utilize another subcontractor for the other 50%. As of January 3, 1997, Osteonics continued to place orders with Dynamet; however, it is uncertain if they will continue to place orders with Dynamet in the future.

—	In October and November of 1996, the shipments of the Forged )Products Division have declined, which resulted in a net operating loss for the division for these months.

—	In mid-1996, the Perryman Company announced that they plan to construct a rolling mill capable of processing up to 12 million pounds of titanium per year.

—	In mid-1996 one of Dynamet’s West Coast salesmen, Bruce Richardson, resigned from Dynamet and joined the Perryman Company.

—	On January 2, 1997, Robert Plants, Dynamet’s Supervisor of Rolling & Large Bar, resigned from Dynamet to join the Perryman Company.

—
Boeing is negotiating long term contracts with its fastener suppliers and Dynamet has long term contracts with Hi-Shear Industries and Huck International. Copies of these contracts have been provided to CTC.

—	Dynamet is in the process of negotiating a long-term contract with Fairchild Fasteners.

Item 2.8(b).    In early 1996, there was a fire at Dynamet’s Powder Products Division, which is covered by insurance. The facilities have been repaired and are in operation. See item 2.22.

Item 2.8(c).    In July, 1996, Dynamet provided Peter C. Rossin with a security interest in Dynamet’s corporate airplane.

Item 2.8(e).    Subsequent to the Balance Sheet Date, Dynamet made or plans to make the following distributions related to the capital stock of Dynamet:

Projected Distribution Date	Amount (value)	Description
February 1997	$3,500,000[1,2]	Corporate aircraft
February 1997	$585,000[1,2]	PCR life insurance policies
February 1997	$950,000[1,2]	PNS life insurance policies
February 1997	$360,000[1,2]	Preferred stock and dividends receivable of Pointe South Enterprises Corporation
February 1997	— [3]	Final pro rata cash distribution
February 1997	$40,000[1,2]	PCR’s automobile
12/15/96	$1,975,062	Tax payments and cash to make distributions pro rata
01/16/96	$1,120,591	Tax payments and cash to make distributions pro rata
04/15/96	$5,186,969	Tax payments and cash to make distributions pro rata
06/17/96	$2,104,308	Tax payments and cash to make distributions pro rata
09/16/96	$2,623,713	Tax payments and cash to make distributions pro rata

[1]	Amount is estimated. Exact amount to be determined.

[2]	See Schedule 4.01 on planned distributions,

[3]	Amount dependent on balance in accumulated adjustment account. Not determined at this time.

Item 2.8(f).    Under the terms of the supplemental retirement agreements with Alfred Donlevy and Viola Taboni, contributions to the defined contribution plan might be due for 1996 and 1997 (V. Taboni only), compensation payments might be due to V. Taboni for 1997 and life insurance policies might be distributed with a supplemental payment to gross the policy value up for taxes.

Item 2.8(f).    See item 2.20(a).

Item 2.8(g).    Subsequent to the Balance Sheet Date, Dynamet purchased or authorized capital expenditures in excess of $250,000 as outlined on the schedule following (Reference L.)

Item 2.8(i).    See item 2.8(e). Also see item 2.13(i)

Item 2.8(k).    See item 2.8(a).

Item 2.8(m).    See item 2.6(b).

Item 2.8(n)(i).    Dynamet makes payments to its Advisory Board (Queenan, Marshall and Stewart) currently at an annual retainer rate of $10,000 plus $5,000 and appropriate expenses for each meeting of the Advisory Board attended. These payments will be discontinued after closing.

Items 2.8(g) and 2.13(j) Capital Expenditures.

In order to fully outline Dynamet’s capital expenditure status the two listings attached (Reference L) were created. Explanations of the columns on the first attachment follow.

PLANNED—Items that operating personnel are reasonably sure are necessary. Subject to approval by Peter Rossin and Peter Stephans.

REVIEW—Items that operating personnel are evaluating but not yet sure that they want to recommend.

UNPLANNED ADDITIONS—Items or expenditures that operating personnel have identified as necessary after the original plan was created.

TOTAL—Total of planned, review and unplanned additions columns.

OPEN PO’S—Purchase orders or part of purchase orders that have not been “vouchered” (invoice processed by accounts payable).

RECEIVED/VOUCHERED—Items that have been physically received and/or invoiced and processed (“vouchered”) by accounts payable.

TOTAL COMMITTED—The total of the open purchase order column and the received/vouchered column.

In specific response to item 2.130(j) the open purchase orders column of the first listing reflects agreements or commitments for capital expenditures.

In specific response to item 2.8(g) the second listing reflects the making of any capital expenditures by Dynamet from January 1, 1996 to October 31, 1996, including the total of all deposit accounts.

SCHEDULE 2.09

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Taxes

Item 2.9(a)(iii).    In connection with the preparation of the 1994 and 1995 tax returns of Dynamet, Price Waterhouse issued a letter to Dynamet stating that they did not review Dynamet’s policies for transfer pricing between Dynamet and Stelkast.

Item 2.9(b).    Dynamet’s income tax returns for periods subsequent to 12/31/92 have not been audited by the IRS or any state revenue agent nor have any notifications of intent to examine been received.

Item 2.9(c).    Under the terms of the supplemental retirement agreements for Alfred Donlevy and Viola Taboni, Dynamet has agreed to make each individual a payment for their tax liability connected with the transfer of life insurance policies to them. The payment to Alfred Donlevy was made in December 1996.

Item 2.9(d)(ii)+(v).    In connection with an IRS examination of its federal income tax returns for periods ended prior to and including December 31, 1992, Dynamet executed consents extending the statute of limitations and subsequently entered into closing agreements with taxing authorities for those periods. CTC has been provided with copies of Dynamet’s federal income tax returns for the periods ended December 31, 1992; June 30, 1992 and June 30, 1991. In addition, CTC has been provided a copy of the revenue agents report for the examination of Dynamet’s federal tax returns for the periods ended December 31, 1992 and June 30, 1992.

Item 2.9(d)(iv).    Tax Rulings.

Dynamet applied for and on June 7, 1996, received a favorable private letter ruling from the Internal Revenue Service regarding the “spin-off” of assets comprising the Forged Products Division in McMurray, PA.

Dynamet applied for and on May 23, 1996 received a favorable private letter ruling from the Pennsylvania Department of Revenue regarding the application of the resale exemption to the purchase of aircraft for resale by Dynamet when both Dynamet and a lessee make taxable use of aircraft.

Item 2.9(d).    Dynamet’s election to be taxed as an “S Corporation” has not been audited by the Internal Revenue Service or any state revenue agents. CTC has been provided with a copy of Dynamet’s federal tax return for the six months ended December 31, 1992. This return includes an explanation of the reason for the short period.

Item 2.9(d)iii.    Dynamet and subsidiaries filed consolidated federal and state income tax returns for the years ended on and prior to December 31, 1992.

SCHEDULE 2.10

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Item 2.10(i).    The inventories on the attached listing (Reference S) which were received from Oremet (see items 2.7(c) and 2.22) might not be of a quality generally useable and merchantable in the ordinary course of business. Oremet has agreed to accept ownership of this inventory until useability is determined.

Item 2.10(ii).    Finished goods inventory might be consigned to the attached list of third parties (Reference T). In addition, inventory might be at the attached list of subcontractors (Reference U).

SCHEDULE 2.11

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Accounts Receivable

Item 2.11.    The following accounts receivable of the Forged Products Division might not be adequately reserved for as of January 3, 1997:

—	Stelkast Incorporated*

—	U. S. Medical Corporation*

*	Balance to be included with Forged Products Division assets sold to Peter Stephans. See Schedule 9.03.

SCHEDULE 2.12

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Pending, Litigation or Proceedings

Item 2.12.    EEOC and PHRC Claims by Donald C. Marple

Donald C. Marple, an applicant for an hourly laborer position at Dynamet, filed EEOC and PHRC claims against Dynamet. The discrimination bases for the claims were age and retaliation. These claims are covered by Dynamet’s insurance policy, with a deductible of $25,000. See Schedule 2.22.

Item 2.12.    Request by General Electric

GE Aircraft Engines has requested the production of documents from Dynamet related to products that Dynamet has supplied to GE. GE requested the documents in connection with a lawsuit, Joseph Trombello. et al v. McDonnell Douglas Corporation et al. Case number 93LA325 pending in the Circuit Court of Cook County, IL, which relates to injuries sustained from the July 19, 1989, United Airlines Flight 232 Sioux City air crash. Dynamet is not named in the lawsuit. As of January 3, 1997, GE has not produced any documents related to Dynamet. Dynamet has placed it’s insurance carrier on notice. See Schedule 2.22. CTC has been provided copies of the information received by Dynamet from GE.

Item 2.12.    Dynamet vs. Ecologix, et al.

In 1987 Dynamet had a fire in its fine wire and metal preparation building. Dynamet was reimbursed by the insurance company for the damage. Under the subrogation terms of the insurance policy, the insurance company, under Dynamet’s name, is pursuing recovery of the damage amounts from several par-ties that were involved in the design and construction of the facility. Dynamet has no liability related to this matter.

Item 2.12.    US Sumical vs. Ethicon

US Surgical and Ethicon (Johnson & Johnson) are litigating a patent issue. We understand that the court’s decision has been appealed and is pending. In connection with this litigation Dynamet received a subpoena to produce documents and a Dynamet employee (Bob Riffee) was deposed.

Item 2.12.    See also Schedule 2.23.

SCHEDULE 2.13

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Contracts, Leases and Other Commitments

Item 2.13(a).    In December 1990, Dynamet guaranteed a mortgage on the house owned by an employee (John Bolin) in Florida. John Bolin has personally guaranteed Dynamet that Dynamet will be repaid from his assets in the event the mortgage is not paid. The amount of this guarantee is less than $250,000. A copy of the letter from John Bolin and the mortgage guarantee have been provided to CTC.

Item 2.13(a).    Dynamet has verbally committed to John Heisey, Corporate Controller, to establish a split dollar policy arrangement (see Schedule 2.24) when his health permits.

Item 2.13(a).    On September 26, 1996, Dynamet extended the termination date on a $5,000,000 committed line of credit from PNC Bank. Effective as of October 1, 1996, the termination date was extended from September 30, 1996 to September 30, 1997.

Item 2.13(a).    On September 26, 1996, Dynamet extended the termination date on a Working Cash® Line of Credit from PNC Bank. Effective as of October 1, 1996, the termination date was extended from April 30, 1997 to September 30, 1997.

Item 2.13(a).    As of July 2, 1996, Dynamet entered into a $4,000,000 term/time note with PNC Bank. This note is collateralized by securities owned by Peter and Ada Rossin. Peter Rossin has a security agreement on the Dynamet corporate airplane, if this debt is not paid.

Item 2.13(a).    As of January 24, 1996, Dynamet entered into an Amended and Restated Loan Agreement related to a $5,000,000 line of credit from Mellon Bank.

Item 2.13(a).    Dynamet is party to the following debt agreements.

—	Washington County Industrial Revenue Bonds, due 1997 related to Forged Products Division. [1]

—	4% Pennsylvania Industrial Development Authority (PIDA) loan due 1998, related to Dynamet’s rolling mill. [2]

—	4 1/2% PIDA loan due 2001, related to Forged Products Division.[1]

—	3 % PIDA loan due 2003, related to Forged Products Division. [1]

—	0% Urban Development Action Grant (UDAG) loan due 2006, related to Forged Products Division. [1]

[1]	The debt agreements have been provided to CTC.
[2]	A copy of the lease agreement related to this debt has been provided to CTC.

Item 2.13(b).    On February 2, 1996, Dynamet terminated a Supplemental Executive Retirement Plan with Alfred Donlevy and entered into an agreement with him to provide compensation and benefits through January 1, 1997. As of December 19, 1996, Dynamet entered into another agreement with Alfred Donlevy for part-time employment. Copies of these agreements have been provided to CTC.

Item 2.13(b).    On March 21, 1996, Dynamet terminated a Supplemental Executive Retirement Plan with Viola G. Taboni and entered into a new agreement. A copy of the new agreement has been provided to CTC.

Item 2.13(b).    Dynamet has entered into the following consulting agreements (verbal and written):

Consultant	Purpose

AIM Resources	Marketing study for Forged Products Division (completed).

Hank Johnson	Assistance with identifying opportunities, particularly for federal government contracts (ongoing).

Jerry Friedman	Assistance with work on Rapid Net Shape Form research project (see item 2.14(k)) (ongoing).

Leo Wright Associates	Assistance in developing contacts in Washington (ongoing).

Williamette Management Associates	Valuation of Dynamet common stock, Forged Products Division and Stelkast preferred stock (completed).

Price Waterhouse LLP	Tax consulting (ongoing).

Kirkpatrick & Lockhart LLP	Various corporate and legal issues (ongoing).

William G. Stewart	Corporate advisor (see item 2.8(n)(i)).

Charles J. Queenan	Corporate advisor (see item 2.8(n)(i)).

Thomas Marshall	Corporate advisor (see item 2.8(n)(i)).

Southwest Pennsylvania Industrial Resource Center (SPIRC)	Corporate ISO 9000 assistance, various programs at Forged Products Division (completed).

Glenn Malone Electroformed Nickel	Electroforming process for for Rapid Net Shape form research project (ongoing).

Barry Reichert	Hand polishing for Forged Products Division Porous Coating (completed).

In addition, Dynamet has entered into an agreement with Alfred Donlevy, a former employee, to assist with the CTC environmental review in 1997.

Item 2.13(b).    Dynamet has entered into a supplemental employment retirement plan with Edison Speer, Senior Vice President—Titanium Operations. A copy of the agreement has been provided to CTC.

Item 2.13(b).    Dynamet has entered into split-dollar insurance agreements with various employees. See item 2.24(a).

Item 2.13(c).    Dynamet is a party to a collective bargaining agreement with the United Steel Workers of America, Local 7887, through August 31, 2001. A copy of the agreement has been provided to CTC.

Item 2.13(d).    Dynamet has purchased the following letters of credit from Mellon Bank:

Expiration Date	For	Approximate Amount
10/15/97	Industrial Development Bonds	$550,000	*
06/30/97	Workers Compensation Insurance	$542,000

*	This letter of credit will be canceled when the assets of the Forged Products Division are sold to Peter Stephans. See item 2.5(b).

Item 2.13(d).    In connection with various tax and employee benefit matters, Dynamet has granted Price Waterhouse representatives and Kirkpatrick & Lockhart representatives power of attorney.

Item 2.13(e).    Dynamet is a party to the sales agency, manufacturer’s representative and/or distributor agreements listed in the attached (Reference H). Dynamet also sells products to other distributors under terms of specific purchase orders.

Item 2.13(g).    Dynamet is a party to purchase agreements in excess of $250,000 from one or more related suppliers in the attachments, as outlined in the following table.

Attachment
Division	Inventory	Other
Corporate	Not Applicable	D
Mill Products	A	D
Fine Wire & Shapes	B	D
Forged Products	C	C
Powder Products	D	D
Technical Services	Not Applicable	D

NA = Not Applicable

Item 2.13(h).    Dynamet is a party to sales agreements in excess of $250,000 from one or related customers as outlined in the following table. Note that these lists only reflect releases under annual contracts and not the total amount under annual contracts.

Division	List Attached
Corporate	Not Applicable
Mill Products	E
Fine Wire & Shapes	E
Forged Products	F
Powder Products	G
Technical Services	None

Item 2.13(i).    Dynamet has sold its copper coating facility to Ulbrich Stainless. Dynamet was responsible for removing the cyanide bath at an estimated cost of $40,000. The facility was removed prior to January 1, 1997.

Item 2.13(j).    Dynamet is party to agreements for capital expenditures in excess of $250,000 for any single project, as outlined in the attached list (Reference L).

Item 2.13(k).    Dynamet is a party to the following research agreements:

—	1995 Agreement dated September 18, 1995 with Allegheny Singer Research Institute for research related to a bone replacement system aided by proteins and growth factors bound to the titanium surface. This agreement will be included with the assets of the Forged Products Division to be sold to Peter Stephans.

—	Agreement number N00014-95-2-0019 dated June 18, 1994 with the U. S. Government office of Naval Research for the development of a rapid net shape form. Also parties to the agreement are:

—	Brush Wellman Corporation

—	Matsys Incorporated

Item 2.13(m).    Dynamet is a lessor of the following items:

Item	Location
Photocopy machine	Bridgeville, PA
Postage machine meter	Washington, PA
Storage building	Bridgeville, PA
Florida land	Clearwater, FL1
Rolling, Mill building	Washington, PA2
Forged Products Division Building	McMurray, PA2

[1]	CTC has been provided copies of Amendments to the Lease Agreements for this land.

[2]	CTC has been provided a copy of the lease agreement.

Item 2.13(n).    Dynamet is a party to the follow non-competition and/or nondisclosure or secrecy agreements outlined in the attached (Reference M). In addition, various Dynamet personnel have periodically signed confidentiality agreements related to the potential acquisition of other companies. There is no complete centralized record of the agreements signed.

Item 2.13(o).    Dynamet has a policy, a copy of which is attached (Reference R), to match contributions up to $2,000, to educational institutions that are made by officers and advisors of Dynamet.

Item 2.13(o).    Dynamet has committed to matching employees contributions, to United Way, up to $15,000, for the current United Way campaign.

SCHEDULE 2.14

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Permits and Registrations

Item 2.14    Certificates of occupancy:

Number	Facility	Date
82143:	Dynamet—Washington, PA	3/8/85
94206:	Dynamet—Washington, PA	9/11/85
100824:	Dynamet—Hidden Valley Road, McMurray	6/2/86
112790	Dynamet—Hidden Valley Road, McMurray	11/24/86
114540	Dynamet—Washington, PA (R&D Building)	3/16/87
114541	Dynamet—Washington, PA (Rolling Mill)	3/16/87
146508	Dynamet—Hidden Valley Road, McMurray	7/14/88
148192	Dynamet—Hidden Valley Road, McMurray	7/14/88
181145	Dynamet—Washington, PA	3/7/91

Note:    This list is not all inclusive, other certificates are filed at individual sites.

Item 2.14.    Dynamet has not developed and does not have on file, at each facility, affirmative action programs.

Item 2.14.    Also see item 2.12.

SCHEDULE 2.15

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Necessary Approvals

Item 2.15(c).    In order to transfer the assets of the Forged Products Division to Peter Stephans, consents might be required under the terms of debt agreements and orders from certain customers. The debt agreements have been provided to CTC.

SCHEDULE 2.16

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Liens

Item 2.16.    The long-term debt agreements Dynamet has entered into generally have placed liens on Dynamet’s property, plant and equipment. See item 2.17 for title on properties.

Item 2.16.    In connection with Dynamet’s purchase of the Powder Productions facility located in Bridgeville, PA, Dynamet received a Declaration of Easements and covenants from Cyclops Corporation.

Item 2.16.    Also see section 2.17.

Item 2.16(d).    Peter C. Rossin has a security interest in Dynamet’s corporate aircraft. See item 4. 1 (c)(vii).

SCHEDULE 2.17

DYNAMET INCORPORATED

SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Real Estate Interests

Item 2.17.    List and summary description:

Locations	Land (Acres)	Buildings (Sq. feet)
Washington, PA:	22
Corporate offices		5,800
Rolling Mill		99,000
Coil finishing		22,300
Fine wire		13,500
Shapes		21,000
Metal prep		9,000
Research and development		14,350

		184,950
Clearwater, FL	10	63,300
Stanton, CA	1	8,640
McMurray, PA	15	41,000
Bridgeville, PA	3	38,000

Total	51	335,890

Item 2.17.    The following title insurance policies exist on these properties:

Property	Insurance Company	Date of Policy
Washington, PA (Parcel 1)	Commonwealth Land Title Insurance	December 6, 1982
Stanton, CA	Suncoast Title Company	January 30, 1991
McMurray, PA (Parcel 1)	Commonwealth Land Title Insurance	March 25, 1986
McMurray, PA (Parcel 2)	Commonwealth Land Title Insurance*	September 15, 1989*
Bridgeville, PA	Chicago Title Insurance	July 2, 1991
Bridgeville, PA	Chicago Title Insurance	May 16, 1994
Clearwater, FL	Commonwealth Land Title Insurance Company	February 9, 1980

*	Subject to confirmation.

Item 2.17.    Titles to Dynamet’s properties are vested in Dynamet Incorporated except as outlined below:

McMurray Property

Title to the McMurray property (Parcel 1) is currently vested in the Washington Industrial Development Corporation by virtue of a deed dated March 24, 1986, and recorded in the Office of Recorder of Deeds, Washington County, Washington, Pennsylvania. There is a Memorandum of Lease dated March 25, 1986, between Washington County Industrial Development Corporation and Dynamet Incorporated. This Lease Agreement terminates on August 1, 2001, with the right to purchase the same until August 1, 2001. This deed represents an Installment Sale Contract associated with financing obtained from the Washington County Industrial Development Corporation.

Rolling Mill

Title to the Washington, PA property that Dynamet’s Rolling Mill is located on (Parcel 1) is currently vested in the Washington Industrial Development Corporation by virtue of a deed dated December 1, 1982, and recorded in the Office of Recorder of Deeds, Washington County, Washington, Pennsylvania. There is a Memorandum of Lease dated December 1, 1982, between Washington County Industrial Development Corporation and Dynamet Incorporated. This lease agreement terminates on January 1, 1998, with the right to purchase the same until January 1, 1998. This deed represents an Installment Sale Contract associated with financing obtained from the Washington County Industrial Development Corporation.

Florida Land

The land Dynamet’s facilities are built on is leased from the St. Petersburg-Clearwater International Airport. CTC has been provided copies of the Amendments to the Lease Agreements for this land.

Item 2.17(a).    Real Estate—Insurance Companies

Liberty Mutual Insurance Company has brought to Dynamet’s attention that Dynamet might not be in compliance with the National Fire Protection Association Life Safety Code and the Pennsylvania Code titled “34 Labor and Industry” both dealing with emergency lighting.

SCHEDULE 2.18

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Permitted Related Party Transactions

Item 2.18(a).    Dynamet’s Forged Products Division has accounts receivable due from Stelkast Incorporated of $520,000 as of January 3, 1997. Note that amount is estimated.

Item 2.18(a).    Dynamet owns approximately 3,500 shares of preferred stock of Stelkast Incorporated with a face value of approximately $3,500,000 as of January 3, 1997. Note that amount is estimated.

Item 2.18(a).    Dynamet owns 360 shares of preferred stock of Point South Enterprises Corporation with a face value of $360,000 as of January 3, 1997.

Item 2.18(a).    Certain Dynamet employees have agreements with Dynamet (see Schedule 2.24) related to insurance policies. The terms of these agreements require certain amounts to be repaid.

Item 2.18(b).    Dynamet has entered into Support Service Agreements with Stelkast Incorporated and Point South Enterprises Corporation.

Item 2.18(d).    In August, 1996, Dynamet made a $500,000 contribution to the Rossin Foundation, a related party to Dynamet.

Item 2.18(d).    Subsequent to the Balance Sheet Date, Dynamet made payments on life insurance related to officers or employees of Dynamet.

Item 2.18(d).    Subsequent to the Balance Sheet Date, Dynamet had the following transactions with Stelkast. See item 2.9(a)(iii). These transactions will continue through the closing of this transaction.

—	Sales of inventory for which accounts receivable are created.

—	Payment of Stelkast employees payroll (including approximately $85,000 of bonuses paid to Stelkast personnel in November 1996) and benefits in exchange for preferred stock.

—	Utilization of Dynamet personnel and facilities at the Forged Products Division for Stelkast.

SCHEDULE 2.20

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Compensation Arrangements

Item 2.20(a).    Salary information for employees whose annual compensation exceeds $75,000 has been provided to CTC.

Bank Accounts

Item 2.20(b).    Bank account information is attached (Reference K).

Item 2.20(c).    Directors of Dynamet are:

Peter C. Rossin
Peter N. Stephans

Officers of Dynamet are:

Peter C. Rossin, Chairman and Chief Executive Officer
Peter N. Stephans, President
Robert J. Dickson, Senior Vice President and Chief Financial Officer and Treasurer
Edison C. Speer, Senior Vice President—Titanium Operations
Viola G. Taboni, Secretary and Assistant Treasurer
William B. Kent, Vice President and General Manager—Powder Products Division
David B. Tenison, Vice President and General Manager—Forged Products Division
Louis W. Lherbier, Vice President and Technical Director
John L. Heisey, Corporate Controller

PNC Bank is the Trustee for the Dynamet Defined Contribution Plan for Salaried Employees and the Dynamet Defined Contribution Plan for Non-Union Hourly Employees.

The fiduciary and plan administrator of all Dynamet’s employee benefits plans is Dynamet Incorporated. Robert Dickson has signed the annual employee benefit filings, as an officer of Dynamet.

SCHEDULE 2.21

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Labor Relations

Item 2.21(a).    The hourly employees of Dynamet located in Washington, PA and McMurray, PA are represented by the United Steel Workers Union Local No. 7887. A copy of this agreement has been provided to CTC.

Item 2.21(b).    On July 29, 1996 a complaint was filed with the National Labor Relations Board (NLRB) which alleges that Dynam6t, by unilaterally changing overtime policies, failed and refused to bargain collectively and in good faith with United Steelworkers of America, Local 7887. This matter is to be settled through arbitration, The arbitration hearing has been scheduled for February 19, 1997,

Item 2.21(e).    Under the terms of the debt agreements related to the Forged Products Division and the Rolling Mill, if these facilities are relocated, closed or terminated, the remaining debt might become immediately payable.

SCHEDULE 2.22

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Insurance Policies

Item 2.22.    See attached for details of insurance policies currently in force. Pending claims under these or previous policies are summarized below. Open claims under the workers compensation policies are attached (Reference O).

Policy	Claim Description	Date	Estimated Amount

Property Insurance	Electrical fire at Dynamet	Early 1996	$150,000[1]

Federal (Chubb) Insurance	Powder Products

Employment Practices Federal (Chubb) Insurance	Donald Marple EEOC claim	07/08/96	Unknown, if any

Aircraft Products Liability Associated Aviation Underwriters	GE request for information[2]	06/20/96	Unknown, if any

Aircraft Products Liability Association Aviation Underwriters	HDI material provided to3 Dynamet by Oremet	11/19/96	Unknown, if any

Boller & Machinery Federal (Chubb) Insurance	Transformer damage	10/30/96	$20,000

[1]	Partial payments of approximately $113,000 have been received from insurance company.

[2]	CTC has been provided with a copy of the information received from GE.

[3]	CTC has been provided with a copy of the notification sent to the insurance company.

Item 2.22.    As of the conclusion of the June 30, 1987 policy year Chubb Insurance canceled Dynamet’s coverage under the workers compensation insurance policy. In connection with various requests for quotation over several years, certain insurance companies have decided not to offer coverage to Dynamet, particularly for boiler and machinery coverage.

Item 2.22.    Dynamet periodically has insurance company representatives tour the facilities and inspect equipment for safety and operational purposes. A list of open recommendations is attached (Reference P).

SCHEDULE 2.23

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Patents and Intellectual Property Rights

Patents:

The following patents are to be sold to Peter Stephans, with the assets of the Forged Products Division.

Number	Description	Location	Date

4,612,160	Porous metal coating process and mold	US	09/16/86

4,854,496	Porous metal coated implant	US	08/08/89

5,027,998	Clamping mechanism for porous implant	US	07/02/91

5,246,530	Method of producing porous metal surface	US	09/02/93

1,243,956	Porous metal coating process and mold	Canada	04/12/88

1,292,189	Porous metal coated implant	Canada	11/19/91

Dynamet has also submitted an application for a patent on a powder metallurgy process for manufacturing a die. This patent, when issued, will be retained by Dynamet.

Trademarks:

Name	Location	Number	Expiration Date

Dynamet	Germany	2,051,361	12/07/98

Dynamet	Canada	416,930	09/17/2008

Dynamet	Switzerland	390,929	06/12/2001

Dynamet	United Kingdom	1,466,985	06/11/98

Dynamet	Italy	00624678	06/26/2001

Dynamet	France	1671128	06/13/2001

Dynamet	United States	1,192,847	08/29/2003

Porous Coating Patent

A Dynamet customer, Osteonics Corporation, approached a competitor, Howmedica, regarding Howmedica’s potentially violating an Osteonics patent. Howmedica responded by informing Osteonics that Osteonics could be in violation of Howmedica’s patents for porous coating. Dynamet supplies porous coated medical implants to Osteonics. Osteonics has informed Dynamet that Howmedica approached Osteonics and Osteonics has discussed Dynamet’s patents with Dynamet personnel.

Dynamet Technology, Inc. v. Dynamet Incorporated

On November 27, 1991, an action was filed against Dynamet Incorporated (Civil Action No. 91-131225) in the United States District Court for the District of Massachusetts by Dynamet Technology, Inc. Dynamet Technology, Inc. sought injunctive relief and damages based upon allegations that Dynamet’s use of “Dynamet” in connection with powder metal products infringes, dilutes and unfairly competes with Dynamet Technologies trade name and trademark. The Complaint was not served on Dynamet. Subsequently, the Complaint was refiled in the same Court under Civil Action No. 92-11026-4. After counsel for the parties engaged in discussions concerning the matter, the plaintiff agreed to dismiss the Complaint without prejudice and a Stipulated Dismissal without Prejudice was filed on January 20, 1993.

SCHEDULE 2.24

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

ERISA Disclosures

Item 2.24(a).    List of employee benefit plans:

Pension Plans:

Dynamet Defined Contribution Plan For Salaried Employees.

Dynamet Defined Contribution Plan for Non-Union Hourly Employees.

National Industrial Group Multi-Employer Group Pension Plan (through 9/95).

UJU Multi-Employer Group Pension Plan (since 9/95).

Dvnamet Powder Products Defined Benefit Pension Plan-Terminated 12/95.
Dynamet did not request a determination letter from the IRS for the termination of this plan.

Employee Welfare Plans:

Group Indemnity (Blue Cross, Blue Shield and Major Medical) Medical Plan through Blue Cross of Western Pennsylvania. Dynamet pays the full premium for non- Pennsylvania employees and a partial premium for certain Pennsylvania employees, under the indemnity plan.

Section 125 Plan for Portion of Indemnity Plan Premium Paid for by Individuals.

Group Point of Service Medical Plan (Select Blue) through Blue Cross of Western Pennsylvania.

Group Life Insurance Plan through TransGeneral Insurance.

Group Long-Term Disability Plan through TransGeneral Insurance.

Group Short-Term Disability Plan through TransGeneral Insurance.

Supplemental Retirement (Non-ERISA)

Alfred L. Donlevy (Retired) through January 1, 1997. (Dynamet also has entered into an agreement with A. Donlevy to assist with the CTC environmental review in 1997.)

Viola G. Taboni (Active Employee).

Edison C. Speer (Active Employee).

Split Dollar Life Insurance Plans: (Non-ERISA)

Peter and Ada Rossin (two policies). See item 4.1(c)(vii).

Peter and Joan Stephans (three policies). See item 4.1(c)(vii).

Additional Split Dollar Policies on Active Employees: (Non-ERISA)

Connie J. Allen*	Timothy J. Gustafson
Clifford M. Bugle	William P. Kent
Kevin J. Cain	Philip A. Lodge
Robert J. Dickson	Buford Riffee
George K. Farrell	Alan R. Rossin
Dennis P. Fitzgerald*	Jon B. Sweat
David B. Tenison*

*	Asset (cumulative premiums paid) on Dynamet’s corporate balance sheet. To be included with the Forged Products Division assets sold to Peter Stephans.

In addition, Dynamet has verbally committed to John Heisey to establish a split dollar policy arrangement when his health permits.

Item 2.24(m).    Viola Taboni might elect to retire in early 1997 which would result in the terms of the supplemental retirement plan covering her becoming effective, compensation payments might be due to V. Taboni for 1997 and life insurance policies might be distributed with a supplemental payment to gross the policy value up for taxes.

SCHEDULE 2.25

DYNAMET INCORPORATED

SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Environmental Matters

Item 2.25(a).

(i)	A plan approval issued by the Pennsylvania Department of Environmental Protection may be required with respect to the installation of a new torit baghouse at the Washington, Pennsylvania facility.

(ii)	An air permit may be required for emissions from a grit blaster at the Clearwater, Florida facility.

(iii)	The following air emission sources located at the McMurray, PA facility do not have permits:

a)	Spray ceramic coating (Yttrium) in an area next to an exhaust fan.

b)	The water blaster unit (steam only).

c)	Ultrasonic cleaner unit with water vapors.

d)	Small Ultrasonic cleaner unit with isopropyl alcohol.

e)	Paint spray booth (as referenced in Section 3.3.1 of the December 1988 Earth Sciences Consultants, Inc. Environmental Audit, identified in Item 2.25.(l)).

f)	The electrical discharge machine.

g)	Buffing and grinding operation.

Permits	may be required for one or more of these sources.

(iv)
The facilities in Bridgeville, McMurray and Washington, Pennsylvania may not have maintained records of residual waste generation and off-site disposal or submitted reports required by the Pennsylvania Department of Environmental Protection residual waste regulations pertaining to residual waste generator duties, 25 Pa Code §§ 287.51—287.56.

(v)
The facility in Bridgeville, Pennsylvania has not submitted discharge monitoring reports to the Pennsylvania Department of Environmental Protection as required by National Pollution Discharge Elimination System Permit No. PA0205419.

(vi)	See Item 2.25(c)

Item 2.25(c).

(i)
The Clearwater facility has, on two occasions in two years, exceeded each of the pH and fluoride limitations contained in its pretreatment permit issued by the City of Largo. The cost of capital equipment and/or improvements necessary to meet the permit limitations for pH and fluoride will not exceed $50,000.

(ii)
On December 5, 1996, Dynamet received a letter from The Washington-East Washington Joint Authority (WEWJA). The letter served as a Notice of Violation in accordance with the Pretreatment Compliance Monitoring and Enforcement Guidance of WEWJA regarding a chromium exceedance. Dynamet is in the process of resampling. In the event this sample should exceed the WEWJA limits, the Notice of Violation states that an Administrative Order will be issued to Dynamet. CTC has been provided with a copy of this letter. The cost of capital equipment and/or improvements necessary to meet the permit limitations for chromium will not exceed $50,000.

(ii)
Asbestos-containing materials are present in the roof of the Bridgeville, Pennsylvania facility as described in Section 3.8 of the Phase I Environmental Site Assessment for Bridgeville dated December 17, 1990 and in Task 5 in Addendum No. 1 dated January 7, 1991 to the Phase I Environmental Site Assessment, both of which are identified in Schedule 2.25(l).

Item 2.5(k).    A notice may be required to be placed in a deed for conveyance of the real property located in Collier Township, Allegheny County, Pennsylvania, regarding hazardous substances identified in Section 4.1 of the Phase I Environmental Site Assessment for the Powder Products Division, Cytemp Specialty Steel dated December 17, 1990 and referenced in Item 2.25(l).

Item 2.25(l).    Dynamet has had the following environmental reports prepared:

Review	Date
Preliminary Draft Technical Report,	December 17, 1990 *
Phase I Environmental Site
Assessment, Powder Products
Division, Cytemp Specialty Steel,
Bridgeville and Collier Townships,
Allegheny County, Pennsylvania prepared
by Earth Sciences Consultants, Inc.
(“Technical Report”)

Addendum No. 1 to Technical Report	January 7, 1991 *
prepared by Earth Sciences Consultants, Inc.

Environmental Audits of Dynamet facilities	December, 1988 *
as of December, 1988 prepared by Earth Sciences Consultants, Inc.

*	Copies of these reports have been provided to CTC.

SCHEDULE 4.01

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Assets to be Distributed

Item 4. 1(c)(vii).    The assets of Dynamet planned to be distributed to shareholders are:

—	Corporate aircraft. 1981 Hawker Siddeley 125-700A, (N96PR).

—	Collateral assignment agreements for the following insurance policies on the lives of Peter C. and Ada E. Rossin:

Policy #	Insurance Company
4064025*	Manufacturers Life Insurance
73869759 *	Prudential Insurance

—	Collateral assignment agreements for the following insurance policies on the lives of Peter N. and Joan R. Stephans:

Policy #	Insurance Company
63665174 *	Prudential Insurance
73761209 *	Prudential Insurance
77696993 *	Prudential Insurance

—	360 shares of preferred stock of Pointe South Enterprises Corporation and the dividends receivable from this stock.

—	Corporate automobile of Peter Rossin. 1997 Cadillac Concours SN IG6KF5297VU223204.

—	Cash in an amount equal to the difference between the above assets, previous distributions and the total of the “accumulated adjustment account” as of the Closing Date.

*	Dynamet is currently evaluating these insurance policies to determine if a better alternative exists than distributing, with no net impact on the transaction with CTC.

SCHEDULE 5.07

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Supplemental Employee Retirement Programs

Item 5.7.    Dynamet has written agreements providing supplemental employee retirement programs for the following:

Alfred L. Donlevy (Retired) through January 1, 1997 (Dynamet also has entered into an agreement with A. Donlevy to assist with the CTC environmental review in 1997.)

Viola G. Taboni (Active Employee)

Edison C. Speer (Active Employee)

Dynamet has made an accrual, for financial reporting purposes, for these programs. However, see item 2.06.

Copies of these agreements have been provided to CTC.

SCHEDULE 9.03

DYNAMET INCORPORATED
SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Forged Products Division Assets

Item 9.3.    The assets of the Forged Products Division generally consist of all assets and liabilities reflected in the division financial statements of Forged Products Division. A more specific list follows:

—	Petty cash fund maintained in McMurray, PA

—	Accounts receivable balances for inventory produced and sold by Forged Products Division, including the accounts receivable balance from Stelkast

—	Inventory physically located in McMurray or Forged Products Division work-in- process inventory located at a subcontractor

—	Deposits reflected on the division financial statements

—	Land and building located in McMurray, PA, including all easements, rights and privileges appurtenant to the land and building.

—	Machinery, equipment, furniture, computers, software and fixtures located in McMurray, PA

—	All customer orders and agreements related to the business of Forged Products Division

—	The support services agreements with Stelkast and Pointe South Enterprises

—	The corporate automobile driven by Peter Stephans

—	The Southpointe Golf Club memberships under the names of Peter Rossin and Peter Stephans (founding members) and Viola Taboni and David Tenison (corporate members)

—	All intellectual and intangible property related to the operations of Forged Products Division, including qualifications, applications and permits

—	The patents related to the porous coating process indicated on Schedule 2.23

—	The agreement with Allegheny Singer Research Institute indicated in item 2.13(k)

—	All personnel currently working in McMurray, PA, including hourly personnel under the terms of the agreement with the United Steelworkers of America

—	All accounts payable and accrued expenses of Forged Products Division as of the date of the sale of the Forged Products Division assets

—	All accounting, personnel and other administrative records related to Forged Products Division’s operations

—	The agreements and the assets (cumulative premiums paid) related to the split dollar life insurance policies of C. Allen, D. Tenison and D. Fitzgerald.

—	All current and long-term debt balances, for the following debt, as of the date of the sale of the Forged Products Division assets

—	Washington County Industrial Development Bonds

—	Urban Development Action Grant loan

—	1985 Pennsylvania Industrial Development Agency loan

—	1987 Pennsylvania Industrial Development Agency loan

—	Agreements between Dynamet and Forged Products Division for the following:

—	Testing services to be performed by Dynamet Materials Laboratory.

—	Chem milling services from Dynamet’s chemical milling operation.

—	Large diameter bar from Dynamet’s Pennsylvania and Florida facilities.

—	Research and development support.

—	Heat treating services from Dynamet’s finishing operations.

Item 9.3.    Stelkast Preferred Stock

The Stelkast Preferred Stock represents the shares of the 10% Cumulative Preferred Stock held by Dynamet and the dividends receivable from the preferred stock.

DYNAMET INCORPORATED
ATTACHMENTS TO SCHEDULES

Reference	Item(s)	Attachment

A	2.13(g)	Mill Products list of inventory purchase orders.

B	2.13(g)	Fine Wire & Shapes list of inventory purchase orders.

C	2.13(g)	Forged Products list of purchase orders.

D	2.13(g)	Other lists of purchase orders.

E	2.13(h)	Mill Products, Fine Wire & Shapes list of customer orders.

F	2.13(h)	Forged Products list of customer orders.

G	2.13(h)	Powder Products list of customer orders.

H	2.13(e)	Dynamet sales agency, manufacturer’s representative and/or distributor agreements.

I		Not used.

J		Not used,

K	2.20(b)	Dynamet bank account information.

L	2.8(g) & 2.13(j)	Capital expenditures.

M	2.13(o)	Noncompetition and/or nondisclosure or secrecy agreements.

N	2.22	Insurance policies currently in force.

O	2.22	Workers’ compensation insurance claims.

P	2.22	Open insurance company recommendations.

Q		Not used.

R	2.13(o)	Policy re: matching contributions to educational institutions.

S	2.10	Inventory of a quality that might not be useable.

T	2.10	Inventory consignment, locations.

U	2.10	Inventory subcontractors.

V	2.07	Oremet HDI inventory shipped to customers